UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Gastar Exploration Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

NOTICE OF THE 2009 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

Thursday, June 3, 2010

To our Shareholders:

The 2010 Annual General and Special Meeting of Shareholders (the “Annual Meeting”) of Gastar Exploration Ltd., an Alberta, Canada corporation, will be held on Thursday, June 3, 2010, 10:00 a.m. (central time), at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the Annual Meeting, shareholders will consider and vote on the following proposals:

1.	To fix the Board of Directors from five (5) to six (6) members;

2.	To elect six (6) members to the Board of Directors to serve until our annual meeting of shareholders in 2011 or until their successors are elected and qualified;

3.	To approve and ratify, by ordinary resolution, an amendment to our Bylaws, which requires that the positions of Chairman and Chief Executive Officer be held by separate individuals;

4.	To ratify the Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2010; and

5.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Only holders of record of our common shares at the close of business on April 14, 2010 (the “Record Date”) are entitled to notice of and to attend the Annual Meeting or any adjournment(s) thereof and to vote on the above listed matters at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection starting on May 20, 2010 through Wednesday, June 2, 2010, during usual business hours at Gastar Exploration Ltd.’s offices at 1331 Lamar Street, Suite 1080, Houston, Texas 77010 and also will be available for inspection at the Annual Meeting.

It is important that your common shares are represented at the Annual Meeting, whether or not you plan to attend in person and regardless of the number of common shares you own. If you are a shareholder whose common shares are registered in your name, and to make sure your common shares are represented, we urge you to submit a proxy containing your voting instructions as soon as possible by signing and dating the enclosed proxy card and returning it in the envelope provided for that purpose, each in the manner described in the accompanying Proxy Statement. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

The specific details of the matters proposed to be dealt with at the Annual Meeting are set forth in the Proxy Statement accompanying this notice. Additionally, we will report on our business and financial performance, including our audited consolidated financial statements and the auditor’s report for the year ended December 31, 2009 and other information concerning us that can be found in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), a copy of which is included in our 2009 Annual Report to Shareholders (the “2009 Annual Report”) that accompanies this notice. Our 2009 Annual Report and this notice are being mailed to registered shareholders with the accompanying Proxy Statement on or about April 30, 2010 and also are available to you over the Internet at www.gastar.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 3, 2010.

In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, we are providing access to our Proxy Materials over the Internet. The Proxy Materials, including the Proxy Statement and 2009 Annual Report to Shareholders, are available at www.gastar.com and www.sedar.com.

DATED this 30th day of April 2010.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. RUSSELL PORTER
J. Russell Porter President and Chief Executive Officer

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

PROXY STATEMENT FOR THE

2010 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

Thursday, June 3, 2010

This Proxy Statement contains information about the 2010 Annual General and Special Meeting of Shareholders (the “Annual Meeting”) of Gastar Exploration Ltd. The Annual Meeting will be held on Thursday, June 3, 2010, 10:00 a.m. (central time), at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

This Proxy Statement is furnished in connection with the solicitation by the board of directors (the “Board”) of proxies to be voted on at the Annual Meeting of Gastar Exploration Ltd., which is also referred to as “Gastar”, the “Company”, “we”, “us” or “our” in this Proxy Statement. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is exercised by (1) submitting written notice to that effect or a new proxy to our secretary at the registered office of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, (2) submitting written notice to that effect or a new proxy to the chairperson of the Annual Meeting on the day of the Annual Meeting, (3) voting in person at the Annual Meeting or (4) in any other manner permitted by law. Attendance at the Meeting will not, by itself, revoke your proxy.

The matters to be acted on at the Annual Meeting are set forth in this Proxy Statement and the accompanying notice of the Annual Meeting. Additionally, we will report on the business and financial performance of Gastar.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON THURSDAY, JUNE 3, 2010.

In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”) and in connection with the solicitation of proxies by our Board for the Annual Meeting, we have made our proxy materials available to you on the Internet in addition to delivering paper versions of these materials to you by mail (including the notice, this Proxy Statement, the Annual Report to Shareholders, which includes the Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Annual Report”) and a form of proxy). Beginning on or about April 30, 2010, these proxy materials are being mailed to our shareholders and are available on the Internet at www.gastar.com and at www.sedar.com.

i

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIAL, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board is soliciting your proxy to vote at our Annual Meeting because you owned shares of our common stock at the close of business on April 14, 2010, the record date for the Annual Meeting (the “Record Date”), and are therefore entitled to vote at the Annual Meeting. The Proxy Statement, along with a proxy card and a voting instruction card, is being mailed to shareholders on or about April 30, 2010. We have also made these materials available to you on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting. As a shareholder, your vote is very important and our Board strongly encourages you to exercise your right to vote. You do not need to attend the Annual Meeting in person to vote your shares, and we encourage you to vote even if you are unable to attend the Annual Meeting. If you are unable to attend the Annual Meeting in person, you may vote by Internet or by signing and returning the attached proxy card or voting instruction card in the envelope provided. See “How do I vote My Common Shares” below.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at held on Thursday, June 3, 2010, 10:00 a.m. (central time), at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

Who is soliciting my proxy?

Our Board is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, or by casting your vote via the Internet, you are authorizing the proxy holders to vote your shares at the Annual Meeting, as you have instructed.

On what matters will I be voting? How does the Board recommend that I cast my vote?

At the Annual Meeting, our shareholders will be asked to: (1) fix the number of directors from five (5) to six (6) members; (2) elect six (6) members to the Board to serve until our annual meeting of shareholders in 2011 or until their successors are elected and qualified; (3) ratify the Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2010; and (4) transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board unanimously recommends that you vote:

•	FOR fixing the Board from five (5) to six (6) members;

•	FOR each of the six (6) nominees for directors to serve until our annual meeting of shareholders in 2011 and until their successors are elected and qualified;

•	FOR the approval and ratification, by ordinary resolution, an amendment to our Bylaws which now requires that the positions of Chairman and Chief Executive Officer be held by separate individuals; and

•	FOR the ratification of the Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2010.

We do not expect any matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

In addition, our executive management will report on our business and financial performance during fiscal year 2009 and respond to your questions.

How many votes may I cast?

Each of our common shares that you own on the Record Date entitles you to one vote on each matter that is properly brought before the Annual Meeting. You may cast one vote for every common share that you owned on the Record Date.

How many votes can be cast by all shareholders?

As of the Record Date, there were 50,407,642 common shares outstanding and entitled to vote at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many common shares you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How many common shares must be present to hold the Annual Meeting?

A quorum of shareholders is necessary for a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is the presence of a holder or holders of not less than 5% of the total outstanding common shares entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required
To fix the Board from five (5) to six (6) members.	A majority of votes cast, in person or by proxy.

To elect six (6) members to the Board to serve until our annual meeting in 2011 or until their successors are qualified and elected.	The six (6) directors who receive the greatest to serve number of votes in person or represented by proxy at the meeting and entitled to vote.

To amend the Bylaws to explicitly separate the positions of Chief Executive Officer and Chairman of the Board so as to prohibit any one person from holding both positions concurrently.	A majority of votes cast, in person or by proxy.

To ratify the Audit Committee’s appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2010.	A majority of votes cast, in person or by proxy.

With respect to the election of directors, votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to all other matters, abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on such matters.

How do I vote my common shares?

If you own your common shares as of the Record Date, you may vote by submitting your proxy by mail, by the Internet or in person at the Annual Meeting.

To Vote by Mail. You may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed envelope. The common shares you own will be voted according to the instructions on the proxy card that you provide. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the common shares you own will be voted in accordance with the recommendations of the Board. In order to be valid and acted upon at the Annual Meeting, your proxy card must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219, at least 24 hours before the time of the Annual Meeting or any adjournment thereof, excluding weekends and holidays.

To Vote in Person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting. Attending the Annual Meeting without completing a ballot will not count as a vote. Submitting a proxy will not prevent a shareholder from attending the Annual Meeting and voting in person.

To vote by the Internet. Go the following Internet address: http://www.proxyvote.com. You may use the Internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (central time) on June 2, 2010. Have your proxy card available, and follow the instructions to obtain your records and create an electronic ballot.

Can I change my vote after I have mailed my proxy card?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	Submitting written notice to that effect or a new proxy to our secretary at our registered office at any time up to and including the last business day preceding the day of the Annual Meeting;

•	Submitting written notice to that effect or a new proxy to the chairperson of the Annual Meeting on the day of the Annual Meeting;

•	Voting in person at the Annual Meeting; and

•	In any other manner permitted by law

Your attendance at the Annual Meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If your common shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the common shares held in “street name”. As the beneficial owner, you have the right to direct your broker or nominee how to vote your common shares and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares. In order to vote your common shares, you will need to follow the directions your bank or brokerage firm provides you.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

The Board does not know of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card that accompanies this Proxy Statement, whether you submit your proxy in person or by mail, will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

You may submit proposals for consideration at future annual meetings. Please read “Shareholder Proposals and Nominations” for information regarding the submission of shareholder proposals at next year’s annual meeting.

Where can I find the voting results?

We will report the voting results in a periodic report on Form 8-K with the SEC within four business days of the Annual Meeting.

Who bears the costs of soliciting these proxies?

We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Our directors, officers and regular employees may solicit proxies by telephone, e-mail and personal interviews without additional remuneration for these services. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common shares that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

INFORMATION ABOUT DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND MEMBERS OF MANAGEMENT

The Board currently is composed of five members: J. Russell Porter, John R. Rooney (Chairman), Robert D. Penner and John M. Selser, each of whom was elected as a director at our 2009 annual meeting of shareholders, and Randolph C. Coley, who was appointed to the Board in January 2010. The Nomination Committee has nominated Messrs. Porter, Rooney, Penner and Selser to stand for re-election and Mr. Coley to stand for election at the Annual Meeting. The Nomination Committee has also named Floyd R. Price as an additional director to stand for election at the Annual Meeting. Biographical information about each director nominee can be found beginning on page 36 in connection with “Proposal 2. Election of Directors”.

Biographical information about our executive officers and other member of our management as of April 14, 2010 is set forth below.

Name	Age	Position
J. Russell Porter (1)	48	President and Chief Executive Officer
Michael A. Gerlich (1)	55	Vice President and Chief Financial Officer
Frederick E. Beck, PhD	50	Vice President of Drilling
Keith R. Blair	55	Vice President/Exploration Manager
Henry J. Hansen	54	Vice President of Land
R. David Rhodes	51	Vice President of Completion and Production
Sara-Lane Ruzicki	41	General Corporate Canadian Counsel and Corporate Secretary

(1)	Messrs. Porter and Gerlich are our only executive officers and are referred to in this Proxy Statement as our “Named Executive Officers”.

J. Russell Porter has been a member of the Board and has served as our President and Chief Executive Officer since February 2004. Mr. Porter has an energy focused background, with approximately 19 years of natural gas and oil exploration and production experience and five years of banking and investment experience specializing in the energy sector. From April 1994 to September 2000, Mr. Porter served as an executive vice President of Forcenergy, Inc., a publicly traded exploration and production company, where he was responsible for the acquisition and financing of the majority of its assets across the United States and Australia. He currently is a director of Caza Oil & Gas, Inc., a publicly traded exploration and development company listed on the Toronto Stock Exchange and the London AIM exchange. He also is a member of the Board of Directors of Stallion Oilfield Holdings, Inc., a private Delaware corporation that owns Stallion Oilfield Services, a private oilfield service company. Mr. Porter holds a Bachelor of Science degree in Petroleum Land Management from Louisiana State University and a MBA from the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill.

Michael A. Gerlich joined us in May 2005 as Vice President and Chief Financial Officer. Mr. Gerlich has over 30 years of natural gas and oil accounting and finance experience. From 1999 until joining us, he held various accounting and finance positions at Calpine Natural Gas LP, a wholly-owned subsidiary of Calpine Corporation, an independent electric power generation company listed on the New York Stock Exchange. His last position at Calpine Natural Gas LP was Senior Vice President – Accounting and Finance, for the natural gas and oil operations of the wholly-owned subsidiary. From 1994 until 1999, Mr. Gerlich served as Vice President and Chief Financial Officer of Sheridan Energy, Inc, an independent natural gas and oil exploration company traded on the NASDAQ, which was acquired in 1999 by Calpine Corporation. Over a 12-year period prior to joining Sheridan Energy, Mr. Gerlich held various accounting and finance positions with Trinity Resources, Ltd., an independent natural gas and oil exploration and production company, with his last position being Executive Vice President and Chief Financial Officer. Prior to that, Mr. Gerlich was also with a Big Four accounting firm, where the focus of his practice was with energy related clients. Mr. Gerlich is a Certified Public Accountant and graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

Frederick E. Beck, PhD joined us in April 2002 as Vice President of Drilling. Dr. Beck has over 27 years of diversified experience in the natural gas and oil business. In addition to his activities with us, he also serves as an associate professor of petroleum engineering at Texas A&M University, where he teaches courses in drilling engineering. He also has held positions as a drilling engineer and drilling supervisor for a major operator and was an assistant professor of petroleum engineering at the New Mexico School of Mines. From 1996 prior to joining us, Dr. Beck was Vice President of the turnkey drilling division of Nabors Drilling USA LP, a domestic natural gas and oil drilling company. Dr. Beck holds a Bachelor of Science degree in Geology, Master of Science degree in Petroleum Engineering and Doctor of Philosophy Degree in Petroleum Engineering, all from Louisiana State University in Baton Rouge, Louisiana.

Keith R. Blair joined us in August 2005 as a Senior Staff Geologist. He was promoted to Vice President, Exploration Manager in 2008. Mr. Blair has over 30 years of natural gas and oil experience. He has extensive working knowledge of natural gas and oil basins in Colorado, New Mexico, East Texas, West Virginia/Pennsylvania, Offshore Gulf of Mexico and the Texas/Louisiana Gulf Coast. Prior to joining us, from 1999 until 2005, he was an independent exploration geologist. From 1995 until 1999, he was a Senior Geophysicist at Schlumberger Limited. Prior to 1995, he held an Exploration Manager/Supervisor position at Conoco Phillips for 14 years. He began his career as a well logging engineer with Halliburton Company. Mr. Blair graduated from Texas A&M University with a Bachelor of Science degree in geology.

Henry J. Hansen joined us in September 2005 as Vice President of Land. Mr. Hansen has over 30 years of land management experience. Prior to joining us, Mr. Hansen was Rocky Mountain Land Manager with El Paso Corporation, a natural gas and oil exploration, production and pipeline company, from 1999 until January 2003. He returned to El Paso Corporation in June 2004, where he was senior landman until joining us in September 2005. Mr. Hansen graduated from the University of Texas at Austin with a Bachelor of Business Administration in Petroleum Management.

R. David Rhodes joined us in March 2006 as Vice President of Completion and Production. Mr. Rhodes has over 27 years of petroleum engineering experience, focused primarily in the supervision and management of completion and production operations. Prior to joining us in 2006, he managed Oil & Gas Operations and Consulting, Inc., an independent consulting firm he established in May 2001, where he worked as a petroleum engineering consultant for numerous natural gas and oil operators including us. Mr. Rhodes continues to maintain his relationship with Oil & Gas Operations and Consulting, Inc. From 1981 to 2001, Mr. Rhodes held various engineering and management/supervisory positions at Getty Oil Company and Marathon Oil Company (formerly Texas Oil & Gas Company), major integrated natural gas and oil companies. His last position was Operations Manager for East Texas and Northern Louisiana. Mr. Rhodes holds a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University.

Sara-Lane Ruzicki, LLB has served as an attorney in private practice since April 2001 and has served as our Corporate Secretary and General Corporate Canadian Counsel since May 2000 on a contract basis. From July 1993 to April 2001, she served as an attorney at the law firm of Armstrong Perkins Hudson LLP (formerly Ogilvie and Company) in Calgary, Alberta, Canada, becoming a partner in 1999. Specializing in corporate/securities law, she has acted for issuers in all industry segments in Canada, the United States and internationally, focusing on corporate reorganizations, commercial transactions and initial public offerings of junior emerging companies as well as equity and debt financings, mergers and acquisitions and commercial transactions of senior established companies. Ms. Ruzicki obtained her Bachelor of Laws degree at the University of Saskatchewan.

There are no family relationships between our Named Executive Officers, those members of management noted above, and our directors.

CORPORATE CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Cease Trade Orders

Except as disclosed below, to the knowledge of our management, none of our director nominees is, or within the 10 years before the date of this Proxy Statement has been a director, chief executive officer or chief financial officer of any company (including us) that:

(a)	was the subject of a cease trade or similar order or an order that denied the other issuer access to any exemptions under securities legislation that lasted for a period of more than 30 consecutive days that was issued while the proposed director was acting in the capacity as a director, chief executive officer or chief financial officer; or

(b)	was subject to a cease trade order or an order that denied the relevant issuer access to any exemption under securities legislation that lasted for a period of more than 30 consecutive days that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer.

Mr. Penner currently serves as a director of Storm Cat Energy Corporation (“Storm Cat”), a position he has held since January 2005. In November 2008, the U.S. subsidiaries of Storm Cat filed for a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, and Storm Cat was subsequently delisted from the Toronto Stock Exchange and the NYSE Amex LLC (the “NYSE Amex”), formerly the American Stock Exchange, Inc., which delistings remain in effect as of the date hereof. In April 2009, pursuant to an order of the Ontario Securities Commission, the securities of Storm Cat were “cease traded” for a failure to file audited annual financial statements, management’s discussion and analysis, and an annual information form, all for the year ended December 31, 2008, and such order remains in effect as of the date hereof.

Bankruptcies

Except as disclosed above under the subheading “Cease Trade Orders”, to the knowledge of our management, none of our director nominees:

(a)	is, at the date of this Proxy Statement or has been within the 10 years before the date of this Proxy Statement, a director or executive officer of any company (including us) that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the 10 years before the date of this Proxy Statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director nominee.

Penalties or Sanctions

To the knowledge of our management, none of our director nominees:

(a)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with the securities regulatory authority; or

(b)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a director nominee.

CORPORATE GOVERNANCE

Information about the Board

The Board believes that good corporate governance improves corporate performance and benefits all shareholders. The Canadian Securities Administrators (the “CSA”) have adopted National Policy 58-201 Corporate Governance Guidelines, which provides non-prescriptive guidelines on corporate governance practices for reporting issuers such as us. In addition, the CSA have implemented National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”), which prescribes certain disclosure by us of our corporate governance practices.

This section sets out our approach to corporate governance and addresses our compliance with NI 58-101 and the applicable rules and regulations of the NYSE Amex.

Mandate of the Board

The Board is responsible for managing our business affairs. The primary responsibility of the Board is to promote our best interests and the best interests of our shareholders. This responsibility includes: (i) approving annual capital expenditure budgets and general and administrative expense budgets and reviewing fundamental operating, financial and other corporate plans, strategies and objectives; (ii) outlining key operating parameters including debt levels and ratios; (iii) evaluating our performance and the performance of our senior management; (iv) determining, evaluating and fixing the compensation of executive officers; (v) adopting policies of corporate governance and conduct; (vi) considering risk management matters; (vii) reviewing the process of providing appropriate financial and operational information to shareholders and the public generally; and (viii) evaluating the overall effectiveness of the Board. The Board explicitly acknowledges its responsibility for our stewardship. The Board reviews with management matters of strategic planning, business risk identification, succession planning, communications policy and integrity of internal control and management information systems. The Board fulfills its responsibilities through regular and special meetings.

Current Members of the Board

The Board currently is comprised of five members whose names and committee memberships are set forth below. The Board has determined that the members of the Board, with the exception of Mr. Porter, have no material relationship with us (either directly or as partners, shareholders or officers of an organization that has a relationship with us) and are independent within the meaning of the rules and regulations of the NYSE Amex and NI 58-101 director independence standards. Mr. Porter, as our President and Chief Executive Officer, is not considered to be independent. Further, the Board has determined that each of the members of the Audit Committee, the Remuneration Committee, the Nomination Committee, the Corporate Governance Committee and the Reserves Committee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of the rules and regulations of the NYSE Amex and the NI 58-101 director independence standards.

Name	Audit Committee	Remuneration Committee	Reserve Committee	Corporate Governance Committee	Nomination Committee
J. Russell Porter, Director, President and Chief Executive Officer	—	—	—	—	—
Randolph C. Coley, Director (1)	X	X	X	X	X
Robert D. Penner, Director	Chairman	Chairman	X	X	X
John M. Selser, Director	X	X	Chairman	X	Chairman
John R. Rooney, Director	X	X	X	Chairman	X

(1)	Mr. Coley was appointed to the Board in January 2010 and was subsequently appointed to the committees indicated above.

Board and Committee Meetings

The Board meets a minimum of four times per year. In addition, the Board meets at such other times as may be required if it is not possible to deal with our business at a regularly scheduled quarterly meeting.

The Board facilitates its independent supervision over management in a number of ways, including by holding regular meetings at which members of management and non-independent directors are not in attendance and by retaining independent consultants where it deems necessary.

For the year ended December 31, 2009, each member of the Board and each director that was a member of a committee attended at least 85% of all meetings held by the Board and each committee of which he was a member at the time of the meeting. The following chart discloses the number of Board and Committee meetings held during 2009 and the attendance of each director.

Director	Board Meetings	Audit Committee	Remuneration Committee	Reserves Review Committee	Corporate Governance Committee	Nomination Committee (1)
J. Russell Porter	10 of 10	n/a	n/a	n/a	n/a	n/a
Robert D. Penner	9 of 9	4 of 4	3 of 3	1 of 1	1 of 1	n/a
John M. Selser	9 of 9	4 of 4	3 of 3	1 of 1	1 of 1	n/a
John R. Rooney (2)	6 of 7	2 of 2	2 of 2	n/a	n/a	n/a

(1)	The Nomination Committee did not meet during 2009.
(2)	Mr. Rooney was elected to the Board at the annual meeting of shareholders held in June 2009.

Board Composition and Leadership Structure

Mr. Rooney serves as our Chairman of the Board, and Mr. Porter serves as our President and Chief Executive Officer and also is a director. We separated the positions of Chairman of the Board and Chief Executive Officer in January 2010, and we named Mr. Rooney as Chairman. In connection with our entry into an agreement with Palo Alto Investors, LLC relating to certain corporate governance matters (as discussed in more detail under the heading “Certain Relationships and Related Transactions” on page 32 of this Proxy Statement), our Board determined that the separation of these roles would maximize management’s efficiency and further our ongoing efforts to strengthen corporate governance and assure shareholder representation and the independent, objective and effective oversight of management. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing guidance to and oversight of management. On January 11, 2010, our Board approved amendments to our Bylaws and corporate governance guidelines have been amended to require this separation, as the Board believes that having separate positions for the Chairman of the Board and for the President and Chief Executive Officer is the appropriate leadership structure for us at this time. Our Board, however, periodically reviews its leadership structure and may make changes in the future as it deems appropriate and in the best interests of the Company and our shareholders. If our shareholders approve the related proposal to amend the Bylaws included in this Proxy Statement, the amendment will become effective when it is filed with the Alberta Registrar of Corporations.

Orientation and Continuing Education

When new directors are appointed, they receive orientation, commensurate with their previous experience, on our properties, business, operations and industry and on the responsibilities of directors. Board meetings may also include presentations by our management and employees to give the directors additional insight into our business. New directors are provided with access to our publicly filed documents, technical reports and internal financial information and given copies of all the minutes of Board and Committee meetings and corporate governance materials. Directors are encouraged to ask questions and communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in the legislation.

Nomination of Directors

The Board has delegated the responsibility of identifying new, director candidates to the Nomination Committee. The process and responsibility of the Nomination Committee is set forth on page 13 under the heading “Nomination Committee”.

Compensation

The Board has delegated the responsibility of determining compensation strategies and recommending the forms and amounts of compensation for directors, officers, consultants and employees to the Remuneration Committee. Please refer to the disclosure on page 12 under the heading “Remuneration Committee”.

Position Descriptions

The Board has developed written position descriptions of responsibilities for each of the Committees, which inter alia, provide guidance on providing effective Board and Committee leadership; overseeing all aspects of its direction and administration in fulfilling the respective terms of reference for the Board and the Committee; and overseeing the structure, composition, membership and activities delegated to the Board and Committees.

The roles and responsibilities of the Chief Executive Officer are established each year through discussion and recommendation by and among the Chief Executive Officer, the Remuneration Committee and the Board. The roles and responsibilities of the Chief Executive Officer are reviewed, discussed and further defined on an ongoing basis through meetings of the Board and the Committees of the Board.

Board Evaluations/Assessments

We have established procedures and surveys for assessing and evaluating the performance of the Board. The surveys completed by each director are summarized and discussed by the Board as a whole with the objective of making changes to policies or procedures to address comments aimed at greater Board effectiveness.

Code of Ethics

We adopted a Code of Ethics for all employees, including our executive officers on December 15, 2005. A copy of our Code of Ethics is available on our Internet website at www.gastar.com. A copy of our Code of Ethics will be provided to any person without charge, upon request. Such requests should be directed to our Secretary at 1331 Lamar Street, Suite 1080, Houston, Texas 77010.

Communications with the Board

Shareholders or other interested parties may send communications to the Board by writing to our Secretary at 1331 Lamar Street, Suite 1080, Houston, Texas 77010. Our Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Comments or complaints relating to our accounting, internal accounting controls or auditing matters will also be referred to our Audit Committee. Our Audit Committee has procedures for (1) receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The “Whistleblower” policies and procedures adopted by the Audit Committee are available on our Internet website at www.gastar.com.

Attendance at the Annual Meeting of Shareholders

We do not have a formal policy with regards to director attendance at the annual meetings of shareholders. In 2009, Mr. Porter was the only director that attended our annual meeting of shareholders.

INFORMATION ABOUT OUR COMMITTEES OF THE BOARD

Each of the following Committees of the Board has a Terms of Reference approved by the Board, which provide descriptions of the role of the Chairman of such Committee and the roles and responsibilities of the Committee as a whole. The Terms of Reference functions as a charter for the respective Committee. Each is available on our Internet website at www.gastar.com or in print upon request.

Audit Committee

Composition

The Audit Committee currently is comprised of Messrs. Penner (Chairman), Coley, Rooney and Selser, each of whom is independent under the rules of the NYSE Amex LLC and Section 10A (“Audit Requirements”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Penner is designated as the “audit committee financial expert”, as that term is defined under SEC rules. He became a member of the Board effective July 16, 2007. Mr. Penner is a retired senior partner with KPMG LLP, whose career of advising public and private clients on tax and accounting matters has spanned almost 40 years.

In accordance with its Terms of Reference, the Audit Committee examines and reviews on behalf of the Board, internal financial controls, financial and accounting policies and practices, the form and content of financial reports and statements, and the work of the external auditors. The Audit Committee is responsible for hiring, overseeing and terminating the independent registered public accounting firm and determining the compensation of such accountants. The Chief Financial Officer attends the meetings of the Audit Committee by invitation.

Reliance on Certain Exemptions

At no time since the commencement of our most recently completed year have we relied on the exemptions in Section 2.4 (De Minimus Non-audit Services), Section 3.2 (Initial Public Offerings), Section 3.4 (Events Outside Control of Member), Section 3.50 (Death, Disability or Resignation of Audit Committee member) or Part 8 (Exemptions) of Canadian Multilateral Instrument 52-110 (“MI 52-110”).

Reliance on the Exemption in Subsection 3.3(2) or Section 3.6

At no time since the commencement of our most recently completed fiscal year have we relied on the exemption in Subsection 3.3(2) (Controlled Companies) or Section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances) of MI 52-110.

Reliance on Section 3.8

At no time since the commencement of our most recently completed fiscal year have we relied on Section 3.8 (Acquisition of Financial Literacy).

Audit Committee Oversight

At no time since the commencement of our most recently completed fiscal year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Audit Committee Charter

A copy of the Terms of Reference for the Audit Committee, which functions as its charter, is attached to this Proxy Statement as Appendix A and is available on our website at www.gastar.com.

Audit Committee Report

The Audit Committee assists the Board of Directors in overseeing matters relating to our accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Audit Committee’s responsibilities are more fully described in its Terms of Reference. Our management is responsible for preparing our financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee does not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The Audit Committee met four times during the year ended December 31, 2009.

In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2009 and discussed them with management and BDO Seidman, LLP, our independent registered public accounting firm. The Audit Committee discussed and reviewed with BDO Seidman, LLP all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board on Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent consultants’ communications with the Audit Committee concerning independence and has discussed with BDO Seidman, LLP its independence from us and our management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

GASTAR EXPLORATION LTD.

AUDIT COMMITTEE

/s/ Robert D. Penner, Chairman

/s/ Randolph C. Coley

/s/ John R. Rooney

/s/ John M. Selser

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

*    *    *

Remuneration Committee

The compensation committee of the Board, which we refer to as the Remuneration Committee, currently is comprised of Messrs. Penner (Chairman), Coley, Rooney and Selser. None of our executive officers serves as a member of a board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on our Board or Remuneration Committee.

The aim of the Remuneration Committee is to award and compensate our officers and employees in a manner which provides incentives for the enhancement of shareholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy and consists of three components: base salary, annual incentive (bonus) paid in cash and long-term equity based incentives.

The Remuneration Committee reviews and recommends the compensation philosophy and guidelines for us which include reviewing the compensation philosophy and guidelines for employees, including recommendation to the Board for its consideration and approval related to annual salary, incentive policies and programs, material new benefit programs and material changes to existing benefit programs.

The Remuneration Committee reviews on an annual basis the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board recommendations with respect to the base salary, bonus and participation in long-term incentive compensation arrangements for each executive officer. In conducting its review, the Remuneration Committee was satisfied that all recommendations complied with the Remuneration Committee’s philosophy and guidelines. In 2008, the Remuneration Committee, at the request of the Board, retained an independent consulting firm to prepare a summary regarding current executive compensation environment practices in today’s market. In determining 2009 annual incentive cash awards, the Remuneration Committee used compensation data provided by Equilar, Inc. (“Equilar”), a company that monitors executive and board compensation, equity grants and award policies and corporate compensation practices. For more information on the role of the Remuneration Committee and the use independent consulting firms and market data, see “Executive Compensation” below.

A copy of the Terms of Reference for the Remuneration Committee is available on our Internet website at www.gastar.com.

Reserve Committee

The Reserve Committee currently is comprised of Messrs. Selser (Chairman), Coley, Penner and Rooney. Its responsibilities include:

•	Reviewing our procedures for providing information to the independent qualified reserve evaluator;

•

Participating annually in meetings with the independent qualified reserve evaluator to determine whether there are any restrictions that could affect the ability of the evaluator to report without reservation; and

•	Reviewing our reserve data with management and the independent qualified reserve evaluator.

A copy of the Terms of Reference for the Reserve Committee is available on our Internet website at www.gastar.com.

Corporate Governance Committee

The Corporate Governance Committee currently is comprised of Messrs. Rooney (Chairman) Coley, Penner and Selser. It has the responsibility of monitoring our overall approach to corporate governance issues which include:

•	Responding to governance recommendations or guidelines from various regulatory authorities;

•	Ensuring that there are adequate policies and procedures in effect to allow us to meet all continuous disclosure requirements;

•	Ensuring that adequate policies and procedures are in effect to identify and manage principal risks of our business; and

•	Reviewing annually our strategic planning process.

A copy of the Terms of Reference for the Corporate Governance Committee is available on our Internet website at www.gastar.com.

Nomination Committee

The Nomination Committee currently is comprised of Messrs. Selser (Chairman), Coley, Penner and Rooney. The role of the Nomination Committee is to assist the Board in ensuring that the Board is comprised of individuals who are best able to discharge the responsibilities of directors, having an understanding of our industry, stage of growth, the law and the highest standards of governance. The tasks and responsibilities of the Nomination Committee are defined in its Terms of Reference, which was approved by the Board. The Nomination Committee did not meet formally in 2009. The Board, as a whole, did discuss on several occasions and ultimately nominated John R. Rooney to stand for election as a director at the 2009 annual meeting of shareholders. Mr. Rooney was chosen as a director nominee because he brought valuable perspective and industry-specific business knowledge and managerial experience to the Board.

The Board currently does not have a policy relating to consideration of director nominees by our shareholders. The Board may consider such a policy in the future. At present, the Board believes that the Nomination Committee is in the best position to identify and evaluate director candidates. New candidates are identified by the Nomination Committee, whose responsibility is to develop, annually update and recommend to the Board for approval, a long-term plan for the composition of the Board that takes into consideration the following: (a) the independence of each director; (b) the competencies and skills the Board, as a whole, should possess; (c) the current strengths, skills and experience represented by each director, as well as each director’s personality and other qualities as they affect dynamics of the Board; and (d) our strategic direction. Although we do not have a policy regarding the consideration of diversity, in assessing a director nominee, the Board considers the individual’s background, experience and competencies that the Board desires to have represented among its members. From time to time, the Nomination Committee has used a third party to assist it in identifying and evaluating potential director candidates. Most recently in 2009, the Nomination Committee engaged Preng & Associates, an executive search firm, to identify potential director nominees with strong technical and operational backgrounds.

A copy of the Terms of Reference for the Nomination Committee is available on our Internet website at www.gastar.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the compensation paid to J. Russell Porter, our President and Chief Executive Officer (“CEO”), and to Michael A. Gerlich, our Chief Financial Officer (“CFO”). These individuals are referred to as “Named Executive Officers”. Messrs. Porter and Gerlich are our only Named Executive Officers.

Compensation Philosophy and Objectives

Our executive compensation program is designed to provide compensation at a level necessary to retain talented and experienced executives and to motivate them to achieve both short-term and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, following are the key objectives of our compensation programs.

Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the independent natural gas and oil exploration and production industry. We believe our executive compensation should be comparable to that of the companies with which we compete for talent. Our goal is to provide compensation and benefits at levels that attract, motivate and retain superior executive talent for the long-term.

Shareholder Interest Alignment. One of the objectives of our executive compensation program is to ensure that an appropriate relationship exists between executive pay, our financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. Our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk”, through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which have included restricted common shares and stock options. As performance goals are met, not met or exceeded, executives are rewarded commensurately.

Determination of Executive Compensation

Role of the Remuneration Committee. Executive compensation is the responsibility of the Remuneration Committee (the “Committee”). The Committee operates under a written charter, or “Terms of Reference”, adopted by the Board. Randolph C. Coley, Robert D. Penner, John R. Rooney and John M. Selser are members of the Board and the current members of the Committee. Mr. Penner is the current Committee Chairman. Each member of the Committee qualifies as an independent director under the NYSE Amex LLC listing standards and under the Exchange Act. A copy of the Committee’s Terms of Reference is available to shareholders on our website at www.gastar.com.

The role of the Committee is to award and compensate our officers and employees in a manner that provides incentives for the enhancement of shareholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy and consists of three components: base salary, annual incentive bonus and long-term equity-based incentive compensation.

Annually, the Committee reviews and recommends the compensation philosophy for executive management and makes a recommendation to the Board for its consideration and approval.

During 2009, the Committee reviewed the cash compensation, performance and overall compensation package for each Named Executive Officer. It then submitted to the Board recommendations with respect to the salary, bonus and participation in equity-based compensation arrangements for each Named Executive Officer. In conducting, the Committee was satisfied that all recommendations complied with the Committee’s philosophy and guidelines.

Interaction between the Remuneration Committee and Management. Our CEO plays an important role in the executive compensation process and is closely involved in assessing the performance of our other Named Executive Officer and making recommendations to the Committee regarding base salary, bonus targets, performance goals established for the annual incentive plan, and weighting and equity compensation for this executive officer. His recommendations are based on an assessment of the Named Executive Officer’s responsibilities and performance, our performance and the compensation that companies in our peer group pay their executives in comparable positions. Our CFO also plays an important role in our executive compensation process. He makes recommendations to the Committee regarding the structure of the annual cash bonus awards program and the target size of such awards. These recommendations are drawn from his previous work experience, informal discussions with CFOs and review of other companies publicly filed information of other similarly-sized natural gas and oil companies regarding their bonus programs.

Role of Consultant and Market Analysis. For 2009, the Committee utilized 2008 data previously supplied by Longnecker & Associates (“L&A”). L&A is an independent, Texas-based consulting firm that is experienced in executive compensation and has access to national compensation surveys. For the purposes of its report, L&A’s engagement objectives included:

•	Review total direct compensation (base salary, annual incentives and long-term incentives) for the Named Executive Officers;

•

Assess the competitiveness of executive compensation as compared to our peer group and published survey companies in the natural gas and oil industry with capital assets and revenues comparable to our capital assets and revenue; and

•	Provide conclusions and recommendations for 2009 total direct compensation packages for our Named Executive Officers and directors.

Companies reviewed by L&A included:

Abraxas Petroleum Corporation

Approach Resources, Inc.

Bankers Petroleum

Brigham Exploration Company

Canadian Superior Energy, Inc.

Edge Petroleum Corporation

Falcon Oil & Gas Ltd.

Gasco Energy, Inc.

GeoMet, Inc.

TXCO Resources, Inc.

Warren Resources, Inc.

L&A also provided us with market compensation data from published survey sources utilizing companies that operate in the natural gas and oil industries. Specific surveys included:

•	Economic Research Institute, 2008 ERI Executive Compensation Assessor;

•	Watson Wyatt, 2007/2008 Top Management Compensation – Compensation Calculator;

•	William Mercer, 2008 US Energy Compensation Survey; and

•	Effective Compensation Solutions, Inc., 2007 Oil/Gas E&P Compensation Survey.

In late 2009, the Committee also used market analysis data obtained from Equilar. Equilar allowed the Committee access to its competitive data for a peer group of companies in the natural gas and oil industries with market capitalization and revenues similar to our own. For 2009 annual incentive cash awards, which were paid in 2010, Equilar developed a grouping of approximately 180 similar sized natural gas and oil companies and developed statistics with respect to the groups CEO and CFO base salary, annual incentive bonus and long-term equity-based incentive compensation. This data was then used to develop a smaller company list based on market capitalization and revenues. These statistics were used to judge reasonableness of the annual incentive cash compensation received by our CEO and CFO for 2009. Companies included in this smaller company list were:

Callon Petroleum Co.

GMX Resources Inc.

Harvest Natural Resources Inc.

NGAS Resources, Inc.

Toreador Resources Corporation

Warren Resources Inc.

Based upon comparative pay information of our peer group and the published survey data referred to above, the Committee determined that the Named Executive Officers’ (a) 2009 base salaries were slightly above the market 75th percentile, (b) 2009 total cash compensation (base salary, plus the annual cash incentive award), excluding one-time bonus awards related to the sale of our assets in Australia and retention, were below the market 50th percentile, (c) 2009 long-term equity awards were below the market 75th percentile, and (d) 2009 total direct compensation (total cash compensation, plus equity incentive awards) was below the market 75th percentile. Based upon these findings, the Committee believes that the individual pay components and total direct compensation levels of the Named Executive Officers in 2009 was fair, reasonable and aligned with competitive pay practices of our peer group and the published survey data.

Though we review information regarding the compensation practices of our peer group of companies and the survey data just discussed, individual compensation decisions for our Named Executive Officers are subject to upward or downward adjustment, based on the recommendations of our CEO and a number of factors related to both corporate and individual performance. We use the data regarding the pay practices of companies in our peer group as a reference point and as a guide to competitiveness and reasonableness, but we do not adhere to rigid targets based upon the compensation components of employees at companies within that group. Our objective is to maintain total direct compensation, consisting of base salary, performance-based cash compensation and equity awards, in proximity to a median range of our peer group. However, the Committee has the discretion to adjust an award upward to account for individual achievement in the last fiscal year, the requirements of a particular position, and market competitiveness for a particular individual’s skills and services, among other factors.

Compensation for our Named Executive Officers and Rationale

Base Salary. Base salary represents the fixed element of the Named Executive Officers’ cash compensation. The base salary reflects results of individual negotiations, economic consideration for each individual’s level of responsibility, expertise, skills, knowledge, experience and performance and reasonable comparability of similar executive base salaries for executives employed by our peer group companies. Each of our Named Executive Officer’s initial annual salary was set in his respective employment agreement but may be adjusted upward or downward at the discretion of the Committee on the anniversary date of each officer’s employment.

Mr. Porter’s base salary was originally set at $450,000 in his employment agreement dated February 24, 2005. The Committee increased Mr. Porters’ base salary to $500,000, effective in September 2009, in recognition of his continued high level of performance and due to us no longer being responsible for Mr. Porter’s Houston living accommodations or travel cost to his previous residence in Miami, Florida. Mr. Gerlich’s base salary originally was set at $275,000 in his employment agreement, dated May 17, 2005. The Committee increased

Mr. Gerlich’s base salary to $300,000, effective as of April 1, 2008, in recognition of his continued high level of performance. Mr. Gerlich’s base salary was not adjusted in 2009 and continues at $300,000. Each of Messrs. Porter’s and Gerlich’s 2009 base salaries slightly exceeded the 75th percentile of peer group companies based on the Equilar information. The Committee believes that the increased salary levels are appropriate considering the multiple roles that both executives perform their positions.

Annual Cash Incentive Awards. Our annual cash incentive awards reflect our philosophy to reward performance. These awards provide our Named Executive Officers with an opportunity to earn an annual cash bonus based on pre-established operational and financial performance targets and an evaluation of individual performance. At the beginning of 2009, the Committee approved a $900,000 total target cash bonus pool, which was based on the sum of all our employee’s “target bonus” opportunity expressed as a percentage of the employee’s base salary. For 2008 and 2009, the targeted bonus percentages of our CEO and CFO were 50% and 35%, respectively. When combined with base salaries, these target amounts approximated the 50th percentile range of total cash compensation (base salary plus annual incentive awards) for similar executives with other peer group companies. The bonus pool is accrued throughout the year, and bonuses are paid out early in the following year. The bonus pool is capped at the lesser of twice the target cash bonus pool total or 10% of earnings before interest, taxes and depreciation and amortization.

At the beginning of the year and as part of our budgeting process, specific operational and financial target criteria are established by the Committee. In developing the appropriate target criteria and their respective weightings, the Committee analyzes the relative importance of each of the target criteria to our business strategy for the upcoming year. Each criterion is given a certain weighting, with a majority of the 2009 weighting allocated to operational factors. During the year, operational and financial performance is measured against the criteria. Judgments that the criteria are being met or not being met may lead to an increase in the pool and an adjustment in the bonus accrual. Criteria and weightings used in 2009 were as follows:

Goal	Threshold	Target	Maximum	Actual	Weighting
Target average annual production (MMcfed)	24.9	28.5	32.1	25.5	15%
Target proved reserve additions (Bcf)	13.1	15.4	17.7	*	10%
Texas average finding costs ($/Mcfe)	$3.30	$3.00	$2.70	$3.50	20%
Texas average controllable lifting costs ($/Mcfe)	$0.44	$0.40	$0.36	$0.36	10%
Average cash G&A expense ($/Mcfe)	$0.89	$0.81	$0.73	$1.30	5%
Operating cash flow ($ in millions)	$23.0	$26.7	$35.0	$16.0	15%
Financing activities	$50.0	$55.0	$65.0	$65.5	25%

*	Actual results reflected a reserve decline.

If threshold targets are not met with respect to a criterion, then the portion of the bonus allocable to that criterion is not paid. At the end of the year, an approved bonus pool is calculated based on the bonus pool criteria accomplishments. The amount of the calculated bonus pool is subject to adjustment and final approval by the Committee. In 2009, based on a weighted average of actual results compared to targets, the overall bonus pool target was adjusted to 44% of the original bonus target, or from $900,000 to 400,000.

Mr. Porter’s 2009 annual target cash bonus was 50% of his annual base salary. Based on an achievement of 44% of target goals, Mr. Porter was entitled to receive 44% of his 50% target opportunity, or a total of approximately 22% of his base salary.

Mr. Gerlich’s 2009 annual target cash bonus was 35% of his annual base salary. Based on our achievement of only 44% of our target goals, Mr. Gerlich was entitled to receive 44% of his 35% target opportunity, or a total of 15% of his base salary.

The Committee elected to adjust the amount of the payout for Messrs. Porter and Gerlich from 22% to 27% and Mr. Gerlich’s from 15% to 20% of their base salaries, which resulted in actual bonuses of $135,000 and

$60,000, respectively. The Committee believed the adjustments from actual target bonus percentages were warranted due to the successful efforts of Mr. Porter’s development of our assets in East Texas and Appalachia Marcellus Shale. Mr. Gerlich’s upward adjustment was due to his continuing efforts regarding the closing of the sale of our Australian assets. These bonuses we paid in cash in early April 2010.

Other Cash Bonus Award. In August 2009, Messrs. Porter and Gerlich received one time cash bonuses of $1,000,000 and $100,000, respectively. The Committee granted these one-time special bonuses as a result of the successful sale of our Australian assets and related retirement of our long-term debt. The bonus grants were based on a study and recommendation prepared by L&A and was consistent to bonuses earned at other companies related to such highly profitable asset sales.

An additional cash bonus was paid to Messrs. Porter and Gerlich in 2009 of $250,000 and $97,000, respectively, as a retention bonus for continuing their employment with us during 2008, which was a period of significant operational and financial instability for us and, in particular, the uncertainty surrounding the GeoStar litigation. These one time cash bonuses were earned and paid in February 2009.

Long Term Stock-based Compensation. We believe that stock-based compensation is the most effective means of linking compensation provided to our Named Executive Officers with long-term operational success and increases in shareholder value. The Board has discretionary authority to determine granting and vesting periods of stock option and restricted common share grants. We use these stock-based compensation as a long-term vehicle for compensation because we believe:

•	Stock-based compensation aligns the interests of our Named Executive Officers with those of the shareholders by providing equity participation to our Named Executive Officers; and

•	The vesting period incorporated into stock-based compensation fosters a longer-term perspective necessary for executive retention, stability and continuity.

Prior to the adopting of the 2006 Plan, the only vehicle that was available to us for long-term equity incentives was grants of stock options. After the adoption of the 2006 Plan, grants of restricted common shares became available as incentive vehicle. During 2007 and 2008, grants of restricted common shares to employees were used as long-term compensation to balance the types of equity incentives that employees had received to date. This change occurred in response to the Committee’s judgment that to retain and attract qualified employees we needed a more definable deferred monetary incentive than was being provided by stock option grants alone. During 2009, the Committee used a combination of restricted common share grants and stock option grants as equity incentives. Typically, restricted common shares are granted to new hires at the time of employment and to all others, including our Named Executive Officers, in the first half of the year, as determined by the Committee. The Committee adheres to our policy of only granting stock-based compensation grants during open trading windows. The 2009 grants of restricted common shares vest in one-quarter increments on the first, second, third and fourth anniversaries of the grant. The 2009 grants of stock options have a life of 10 years and vest in one-quarter increments on the first, second, third and fourth anniversaries of the grant.

In 2009, Messrs. Porter and Gerlich received a restricted common share grants of 180,000 shares and 110,000 shares, respectively, and stock options grants to purchase 30,000 common shares and 20,000 common shares, respectively. These fair values of these grants calculated to be 150% and 143% of Messrs. Porter’s and Gerlich’s base salary, respectively. The goal of the Committee was to move more of the officer’s total executive compensation to variable, or “at-risk” and thus better align the interest of the officer with the shareholders by providing the Named Executive Officers a greater stake in our long-term performance. Historically, Mr. Porter’s and Mr. Gerlich’s long term stock-based compensation awards have been placed materially below the 50th percentile of our peer group companies’ long term stock-based compensation, which target stock-based compensation to base pay percentages at 180% and 160%, respectively, for similar executives.

All Other Compensation. The Named Executive Officers are eligible to participate on a non-discriminatory basis in the same comprehensive benefits as are offered to all full-time employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. During 2009, we paid or reimbursed Mr. Porter a total of $24,492 for Houston living accommodations and air travel to his place of residence in Miami, Florida. See Note 3 to “Summary Compensation Table” for details of payment of perquisites to Mr. Porter in 2009. Messrs. Gerlich received no payments in the form of other compensation. The Committee reviews all perquisites and personal benefits available to the Named Executive Officers at least annually. Additionally, Mr. Porter’s employment agreement provides that we will pay or reimburse him up to $25,000 for his membership dues in clubs and/or organizations as are reasonable and customary for a senior executive officer and will reimburse him for the cost of a yearly executive physical examination and all required or recommended medical testing in connection with that yearly examination. Mr. Porter received no such payments or reimbursements during 2009.

Tax Deductions for Compensation

In conducting our executive compensation programs, the Committee considers the effects of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which denies publicly held companies a tax deduction for annual compensation in excess of $1.0 million paid to their chief executive officer or any of their four other most highly compensated corporate officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our shareholders. While the Committee generally considers structuring and administering executive compensation plans and arrangements so that they will not be subject to the deduction limit under Section 162(m), the Committee may in the future approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs it feels to be appropriate.

Post Termination or Compensation and Benefits

On March 23, 2007, our Board approved a change of control severance plan, as amended February 15, 2008 (the “Severance Plan”), covering all employees, including the Named Executive Officers. The purpose of the severance plan is to promote stability and continuity of management and employees in the event a change of control transaction should occur (as defined below). Pursuant to the terms of our Severance Plan, our Named Executive Officers are entitled to receive certain post-termination compensation and benefits upon the occurrence of certain events. In order for the Named Executive Officers to receive payments under the Severance Plan, the Named Executive Officers would have to be terminated within two years of a change of control. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change of Control” below.

Hedging Prohibitions

Our insider trading policy prohibits our Named Executive Officers from engaging in any speculative transactions involving our common shares including buying or selling puts or calls, short sales or purchases of securities on margin or otherwise hedging the risk of ownership of our stock. Any such activity would require the approval and authorization of either the CEO or the Chairman of the Audit Committee (in the case of a transaction involving our CEO).

Remuneration Committee Report

Board of Directors of Gastar Exploration Ltd.

The Remuneration Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions referred to above, the Remuneration Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the this proxy statement on Schedule 14A.

GASTAR EXPLORATION LTD.

REMUNERATION COMMITTEE

/s/ Robert D. Penner, Chairman

/s/ Randolph C. Coley

/s/ John R. Rooney

/s/ John M. Selser

The above Report of the Remuneration Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporates this proxy statement by reference therein.

Summary Compensation and Awards

The following table and discussion below sets forth information about the compensation awarded to, earned by or paid to our Named Executive Officers during the years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table for 2009

Name and Principal Position	Year	Base Salary (1)	Bonus (2)	Stock (3)(4)	Option Awards (3)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
J. Russell Porter	2009	$464,824	$1,250,000	$652,800	$45,000	$135,000	$24,492	$2,572,116
President and Chief	2008	$525,286	$—	$774,749	$—	$345,000	$36,576	$1,681,611
Executive Officer	2007	$450,000	$—	$495,000	$—	$117,000	$64,138	$1,126,138

Michael A. Gerlich	2009	$300,000	$197,000	$398,000	$30,000	$60,000	$—	$985,000
Vice President and	2008	$301,827	$—	$443,501	$—	$157,000	$—	$902,328
Chief Financial Officer	2007	$275,000	$—	$302,500	$—	$145,000	$—	$722,500

(1)	The 2008 salary amounts for Messrs. Porter and Gerlich include $75,286 and $8,077, respectively, which they received as a buyout of carry-forward unused vacation days. The vacation buyout was a one-time election.
(2)	Messrs. Porter and Gerlich received one time cash bonuses of $1,000,000 and $100,000, respectively, in August 2009 in consideration of each of their efforts in achieving the successful sale of our assets in Australia. Additionally, they received one time retention bonuses of $250,000 and $97,000, respectively, for remaining with us through 2008 and early 2009, which were earned and paid in February 2009.

(3)	The dollar values of restricted stock awards and stock option awards provided in these columns are equal to the aggregate grant date fair value of such grants awarded to Messrs. Porter and Gerlich during the years ended December 31, 2009, 2008 and 2007, prior to a deduction for estimated forfeitures related to service-based vesting conditions.
(4)	Included in Mr. Porter’s 2008 “Stock Awards” of $774,749 is a long-term stock-based award having a grant date fair value of $429,750 and a 2008 annual cash incentive award, which was paid in common shares in 2009 in lieu of cash having a grant date fair value of $345,000. Included in Mr. Gerlich’s 2008 “Stock Awards” of $443,500 is a long-term stock-based award having a grant date fair value of $286,500 and a 2008 annual cash incentive award, which was paid in common shares in 2009 in lieu of cash having a grant date fair value of $157,000.
(5)	Messrs. Porter and Gerlich received 2009 annual cash incentive awards of $135,000 and $60,000, respectively, which were paid in 2010.
(6)	The breakdown of “All Other Compensation” and explanatory notes are as follows:

Name	Year	Apartment Rental (a)	Automobile Rental (b)	Office Rental (c)	Airfare (d)	Club Membership and Dues	Total
J. Russell Porter (e)	2009	$13,130	$—	$—	$11,362	$—	$24,492
	2008	$18,026	$852	$—	$13,038	$4,660	$36,576
	2007	$16,610	$13,569	$10,800	$18,821	$4,338	$64,138

(a)	Represents the rental and related utility costs for an apartment in Houston, Texas for our CEO.
(b)	Represents the costs related to the use of a rental car for our CEO while he was in Houston.
(c)	Represents the rental and related utility costs for an office in Miami, Florida, our CEO’s city of residence.
(d)	Represents the costs of airfare between Houston and Miami, Florida.
(e)	During 2009, our CEO established Houston, Texas as his city of residence.

The following table shows certain information about the number of stock options and restricted common shares granted to our Named Executive Officers during the year ended December 31, 2009.

Grants of Plan-Based Awards Table

For the Year Ended December 31, 2009

Name	Award Type	Grant Date		All Other Awards: Number of Security Underlying Grant	Exercise or Base Price of Option Awards (1)	Grant Date Value of Stock and Option Awards
J. Russell Porter	Stock option	03/19/09		30,000	$2.60	$45,000
	Stock	03/19/09	(2)	132,692	$2.60	$345,000
	Restricted stock	03/19/09		15,000	$2.60	$39,000
	Restricted stock	09/04/09		165,000	$3.72	$613,800

Michael A. Gerlich	Stock option	03/19/09		20,000	$2.60	$30,000
	Stock	03/19/09	(2)	60,385	$2.60	$157,000
	Restricted stock	03/19/09		10,000	$2.60	$26,000
	Restricted stock	09/04/09		100,000	$3.72	$372,000

(1)	Based on the closing price per common share on the day prior to the date of grant.
(2)	On March 19, 2009, Messrs. Porter and Gerlich received 132,692 and 60,385 common shares, respectively, in lieu of the 2008 cash bonuses. The cash value of these awards is reflected in 2008 compensation in the “Non-Equity Incentive Plan Compensation” column.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a narrative of our various compensation plans and the general terms of each:

2006 Plan. At the annual meeting of shareholders held June 4, 2009, we shareholders approved amendments to our 2006 Long-Term Stock Incentive Plan that, effective as of April 1, 2009, merged our Stock Option Plan with and into the 2006 Long-Term Stock Incentive Plan so that all outstanding equity awards and all future equity awards to be made to employees, officers and directors would be under one plan – the “2006 Plan”.

Additionally, the approved amendments to the 2006 Plan (a) provide that the Remuneration Committee, in its discretion, may provide in an award agreement that an individual who is granted an award under the 2006 Plan (a “participant”) may elect to have common shares withheld from (or “netted against”) the total number of common shares otherwise issuable to such participant pursuant to his award in order to pay the exercise or purchase price of such award and/or to satisfy all employer tax withholding obligations with respect to the participant’s award under the 2006 Plan, (b) clarify that common shares issuable under the 2006 Plan and forfeited back to the 2006 Plan will be deemed not to have been issued under the 2006 Plan and will again be available for the grant of an award under the 2006 Plan, (c) provide that common shares withheld from (or “netted against”) an award granted under the 2006 Plan for payment of (1) the exercise or purchase price of an award and (2) all applicable employer tax withholding obligations associated with an award will be deemed not to have been issued under the 2006 Plan and will again be available for the grant of an award under the 2006 Plan, (d) provide that the maximum number of common shares that may be subject to stock options, bonus stock awards, and stock appreciation rights granted to any one individual during any calendar year may not exceed 200,000 common shares (subject to adjustment pursuant to Section 11(a) of the 2006 Plan), and (e) provide that the definition of “performance criteria” in the 2006 Plan include a criteria relating to the growth of our proved natural gas and oil reserves.

Our 2006 Plan authorizes our Board to issue stock options, stock appreciation rights, bonus stock awards and any other type of award, which are consistent with the 2006 Plan’s purposes to our directors, officers and employees and our subsidiaries covering a maximum of 6.0 million common shares. The contractual lives and vesting periods for grants are determined by the Board at the time a grant is awarded. Recent stock option grants have an expiration of ten years. Stock options granted prior to October 2005 have an expiration of five years. The vesting schedule for stock option grants has varied from two years to four years but generally has been over a four-year period vesting at 25% per year beginning on the first anniversary date of the grant. Stock options granted pursuant to the 2006 Plan have exercise prices determined by the Board, but an exercise price cannot be less than the market price on the date immediately prior to the date of grant as reported by any stock exchange on which our common shares are listed. The vesting period for recent restricted common stock grants have typically been over four years, with one-quarter vesting on the first, second, third and fourth anniversaries of the date of grant.

Employee Severance Plan. A change of control is defined in the severance plan to mean (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits.

For the Named Executive Officers, the Severance Plan provides that if a Named Executive Officer’s employment is terminated within two years following a change of control for any reason other than (i) death, (ii) disability, (iii) by us for “cause” or (iv) by the Named Executive Officer for other than a “good reason,” the Named Executive Officer will receive a lump-sum payment equal to a multiple that is equal to the applicable severance period, as set forth in the Severance Plan, times the sum of (1) his annual salary and (2) annual target bonus.

The following summarizes the severance periods and target bonus percentages for the Named Executive Officers set forth in the Severance Plan:

	Severance Period In Years	Target Bonus Percentage
Chief Executive Officer	3.00	50%
Chief Financial Officer	2.50	35%

Additionally, during the applicable severance period, Named Executive Officers would receive reimbursement for the cost of COBRA continuation health care coverage, less the amount charged at the time of termination to the employee for medical coverage.

If the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officer will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment.

If the individual’s employment is terminated within six months prior to a change of control and it is reasonably shown to have been in connection with the change of control, then the change of control will be treated with respect to that employee as having occurred prior to his or her termination.

Employment Agreements. We entered into employment agreements with J. Russell Porter, our President and CEO, and Michael A. Gerlich, our CFO, effective February 24, 2005, and May 17, 2005, respectively, each amended July 25, 2008. The agreements with Messrs. Porter and Gerlich set forth, among other things, annual compensation, and adjustments thereto, minimum bonus payments, fringe benefits, termination and severance provisions. The agreements renew annually; however, they may be terminated at any time with or without cause.

Mr. Porter’s employment agreement provides that he is entitled to an annual bonus in an amount that may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise and that he shall receive an annual cash bonus equal to at least 20% of his annual base salary. The employment agreement further provides that the bonuses shall reflect not only the results of our operations and business, but also his contribution as President and CEO.

Mr. Gerlich’s employment agreement provides that the Committee may on a yearly basis, or more frequently, award Mr. Gerlich a discretionary bonus or bonuses based not only on the positive results of our operations and business, but Mr. Gerlich’s contribution as CFO. Such bonuses may take the form of cash compensation, the award of common shares or stock options, royalty rights or otherwise.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and cash bonus (excluding long-term incentive cash awards) for the year 2009.

Base Salary and Cash Bonuses as a Percentage of Total Compensation
J. Russell Porter	67%
Michael A. Gerlich	51%

Outstanding Equity Awards at Fiscal Year-End for 2009

The following table sets forth information about outstanding equity awards held by our Named Executive Officers at year-end 2009:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (1)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Not Vested (2)
J. Russell Porter (3)	04/05/06	22,500	7,500	$22.88	04/05/16	—	—
	07/14/06	200,000	—	$11.60	07/14/16	—	—
	03/19/09	—	30,000	$2.60	03/19/19	—	—
	07/03/07	—	—	—	—	30,000	$143,700
	05/16/08	—	—	—	—	45,000	$215,550
	03/19/09	—	—	—	—	15,000	$71,850
	09/04/09	—	—	—	—	165,000	$790,350

Michael A. Gerlich (4)	06/24/05	50,000	—	$16.68	06/24/10	—	—
	01/16/06	37,500	12,500	$23.88	01/16/16	—	—
	04/05/06	15,000	5,000	$22.88	04/05/16	—	—
	07/14/06	60,000	—	$11.60	07/14/16	—	—
	03/19/09	—	20,000	$2.60	03/19/19	—	—
	07/03/07	—	—	—	—	18,333	$87,815
	05/16/08	—	—	—	—	30,000	$143,700
	03/19/09	—	—	—	—	10,000	$47,900
	09/04/09	—	—	—	—	100,000	$479,000

(1)	Under the terms of the grant agreements, the exercise price of the certain of the options awards is denominated in Canadian dollars. The exercise prices for those option awards have been presented in U.S. dollars using the 12/31/09 exchange rate.
(2)	The closing price of our common shares on December 31, 2009 was $4.79.
(3)	The 7,500 unvested stock options granted to Mr. Porter on 04/05/06 vest 100.0% on 04/05/10. The 30,000 unvested stock options granted to Mr. Porter on 03/19/09 vest 33.3% on 03/19/10, 03/19/11 and 03/19/12. The 30,000 unvested restricted common shares granted to Mr. Porter on date 07/03/07 vest 50% on 07/03/10 and 07/03/11. The 45,000 unvested restricted common shares granted to Mr. Porter on 05/16/08 vest 33.3% on 05/16/10, 05/16/11 and 05/16/12. The 15,000 unvested restricted common shares granted to Mr. Porter on 03/19/09 vest 25.0% on 03/19/10, 03/19/11, 03/19/13 and 03/19/13. The 165,000 unvested restricted common shares granted to Mr. Porter on 09/04/09 vest 25.0% on 09/04/10, 09/04/11, 09/04/12 and 09/04/13.
(4)	The 12,500 unvested stock options granted to Mr. Gerlich on 01/16/06 vested 100.0% on 01/16/10. The 5,000 unvested stock options granted to Mr. Gerlich on 04/05/06 vest 100.0% on 04/05/10. The 20,000 unvested stock options granted to Mr. Gerlich on 03/19/09 vest 25.0% on 03/19/10, 03/19/11, 03/19/12 and 03/19/13. The 18,333 unvested restricted common shares granted to Mr. Gerlich on 07/03/07 vest 50% on 07/03/10 and 07/03/11. The 30,000 unvested restricted common shares granted to Mr. Gerlich on 05/16/08 vest 33.3% on 05/16/10, 05/16/11 and 05/16/12. The 10,000 unvested restricted common shares granted to Mr. Gerlich on 03/19/09 vest 25.0% on 03/19/10, 03/19/11, 03/19/12 and 03/19/13. The 100,000 unvested restricted common shares granted to Mr. Gerlich on 09/04/09 vest 25.0% on 09/04/10, 09/04/11, 09/04/12 and 09/04/13.

Option Exercises and Stock Vested for 2009

During the year ended December 31, 2009, our Named Executive Officers exercised no stock options. The following restricted common shares vested to the benefit of our Named Executive Officers during 2009:

Name	Grant Date	Vesting Date	Number of Shares Vested	Value on the Date of Vesting
J. Russell Porter	07/03/07	07/03/09	15,000	$43,500
Michael A. Gerlich	07/03/07	07/03/09	9,167	$26,584

Potential Payments Upon Termination or Change of Control

The table below discloses the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination of employment, including, but not limited to, in connection with a change in control.

The amounts shown for Messrs. Porter and Gerlich below assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such date and are estimates of the amounts that would be paid to the Named Executive Officers upon their respective termination. The actual amounts to be paid out can only be determined at the time the Named Executive Officer is terminated.

Named Executive Officer and Post Termination Benefits	Termination for other than Reasonable Cause (1)	Constructive Termination and Termination in Connection with Change of Control (2)	Termination for Reasonable Cause (3)	Death or Disability (1)(4)
J. Russell Porter:
Salary	$2,250,000	$2,250,000	$—	$2,250,000
Accrued vacation	18,750	18,750	18,750	18,750
Paid health and medical	31,752	31,752	—	31,752
Parachute tax gross-up payment (5)	—	1,380,049	—	—
Equity compensation (6)	65,700	1,287,150	—	—

Total	$2,366,202	$4,967,701	$18,750	$2,300,502

Michael A. Gerlich:
Salary	$1,012,500	$1,012,500	$—	$1,012,500
Accrued vacation	9,952	9,952	9,952	9,952
Paid health and medical	29,142	29,142	—	29,142
Parachute tax gross-up payment (5)	—	701,516	—	—
Equity compensation (6)	—	802,215	—	—

Total	$1,051,594	$2,555,325	$9,952	$1,051,594

(1)

Per Mr. Porter’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below) and if proper notice is received, Mr. Porter will be entitled to a lump sum severance payment equal to the product of 4.5 multiplied by the highest annual base salary in effect at any time during the one year period preceding his termination. At December 31, 2009, Mr. Porter’s severance was calculated by multiplying $500,000 by 4.5. If Mr. Porter is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Porter timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan, which is currently 18 months (the “COBRA Continuation Period”). As of December 31, 2009, the cost for health and medical coverage for Mr. Porter and his family was $1,764 per month for Mr. Porter’s family. If Mr. Porter dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2009, the maximum cost over the 18-month period would be $20,538 at $1,141 per month. Mr. Porter currently is entitled to 20 working days of vacation per year. He would receive a lump-sum cash payment of his unused vacation time of up to 10 days that are not used during each year employed. As of December 31, 2009, Mr. Porter had available 9.8 days of available accrued but unused vacation pay. In addition, effective on Mr. Porter’s termination for any reason other than Mr. Porter elects to terminate his own employment, the unvested portion of all stock options held by Mr. Porter will immediately vest and be exercisable for a period of 90 days. All other terms and conditions of his stock options will remain unchanged, including provision that all stock options will terminate 90 days after Mr. Porter’s termination. As of December 31, 2009, Mr. Porter had 37,500 unvested stock options. Of these, one tranche of stock options to acquire 30,000 common shares at $2.60 per share were considered “in the money” and would have been subject to accelerated vesting. Additionally, on December 31, 2009, he had 225,000 unvested restricted common shares, but all unvested restricted common shares would be canceled upon his termination.

Per Mr. Gerlich’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below), he will be entitled to a lump sum severance payment equal to the product of 2.5 and the sum of (1) his highest annual base salary in effect at any time during the one year period preceding his termination (at December 31, 2009, this amount was $300,000) and (2) his target bonus amount of 35% of his base salary ($105,000). If Mr. Gerlich is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Gerlich timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, the “COBRA Continuation Period”. As of December 31, 2009, the cost for health and medical coverage for Mr. Gerlich and his family was $1,619 per month for Mr. Gerlich’s family. If Mr. Gerlich dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2009, the maximum cost over the 18-month period would be $20,538 at $1,141 per month. In addition, Mr. Gerlich will receive a lump-sum cash payment of his unused vacation time of up to 10 days per each year employed, up to a maximum of 15 days. As of December 31, 2009, Mr. Gerlich had 8.6 days of available accrued but unused vacation pay. Per Mr. Gerlich’s stock option agreements, he will have 90 days after termination to exercise all vested options. As of December 31, 2009, Mr. Gerlich had 37,500 unvested stock options. As of December 31, 2009, the only options that Mr. Gerlich held that were “in-the-money” were unvested stock options, thus there are no payments included for him in this column relating to stock option exercises. Additionally, on December 31, 2009, he had 158,333 unvested restricted common shares, but all such unvested restricted common shares would be canceled upon his termination.

(2)

The Severance Plan provides that if an employee incurs an involuntary termination within a two-year period following a change of control, covered employees, including Named Executive Officers, will receive a lump-sum cash payment equal to the applicable severance period times the sum of the covered employee’s annual pay and target bonus, contingent on the employee executing a full release and settlement agreement. Mr. Porter’s severance period is 3 years, and his annual salary and 50% target bonus at December 31, 2009 were $500,000 and $250,000, respectively. Mr. Gerlich’s severance period is 2.5 years, and his annual salary and 35% target bonus at December 31, 2009 were $300,000 and $105,000, respectively. The Employee Severance Plan provides that if there is a change of control, covered employees, including Named Executive Officers, will be eligible to receive reimbursement of COBRA costs. Other termination or severance compensation is determined by the individual Named Executive Officer’s employment agreement. The employment agreements we have with both Messrs. Porter and Gerlich provide that the amounts received as severance under their employment agreements will offset any benefits provided by the Severance Plan; because each of the executives would receive the same amount of severance under their employment agreements as under the Severance Plan as of December 31, 2009 the only additional cash benefit provided under the Severance Plan is the gross-up payment for taxes. Additionally, the award agreements for the Named Executive Officers restricted stock agreements and stock option agreements provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding restricted stock awards and the stock option awards each Named Executive Officer held as of December 31, 2009.

(3)	Per their respective employment agreements, we are not obligated to pay any amounts to Messrs. Mr. Porter or Gerlich other than accrued and unused vacation days and their pro-rata base salary through the date of his termination of employment, as a result of a termination for Reasonable Cause (as defined below).
(4)	Per their respective employment agreements, if Messrs. Porter’s or Gerlich’s employment terminates due to death, his eligible beneficiary will be entitled to receive his severance payment as described in Footnote 1 above. If Messrs. Porter’s or Gerlich’s employment terminates due to death or to Disability (as defined below), he shall be entitled to receive a severance payment in the form and amount as determined in Footnote 1 above.
(5)	Our Employee Severance Plan provides that if the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officers will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment (the “gross-up payment”). To determine Mr. Porter’s amount of the gross-up payment, Mr. Porter’s “base amount” was calculated using the five-year average of his compensation for the years 2004 – 2008. In the case of Mr. Gerlich, the amount is calculated using the three-year average of his W-2 earnings for 2006 and 2007, and his annualized salary plus paid bonus for 2005, as his employment with us commenced in mid-2005. The payments received in connection with the change of control in excess of a Named Executive Officer’s “base amount” is considered an “excess parachute payment” as provided by Section 280G of the Code. If the total of all “parachute payments” is equal to or greater than three times the base amount, the amount of the excess parachute payment will be subject to the excise tax. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2009, (b) the closing price of our stock was $4.79 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there is no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.
(6)	The Severance Plan provides that if there is a transaction that results in a change of control and the surviving entity does not assume or convert the awards, then such awards will immediately vest. For the purpose of this disclosure, we have assumed the surviving entity does not assume or convert the awards. The amount shown is the product of the number of restricted shares held by the Named Executive Officer times the closing price of our common shares on December 31, 2009, or $4.79 per common share.

The employment agreements of Messrs. Porter and Gerlich generally use the following terms:

“Reasonable Cause” means any of the following (a) an act or omission that amounts to dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including the willful violation of any of our policies or procedures; (b) a felony conviction; (c) a breach of any material term of the employment agreement; (d) the refusal to perform any services that the Named Executive Officer is required to perform under the employment agreement; or (e) with respect to Mr. Porter’s agreement only, an act that is determined by the vote of two-thirds of the shareholders to constitute “Reasonable Cause” or to be detrimental to our best interests.

“Disability” means the inability to perform the functions essential to the Named Executive Officer’s position with or without accommodation during a continuous 12 month period, due to physical or mental illness of the Named Executive Officer. The date of disability is the last day of the 12 month period. Successive periods of illness or injury that are due to the same or related causes are considered one period of disability unless the Named Executive Officer returns to work full-time for three successive months.

Under Mr. Gerlich’s employment agreement, a “change of control” occurs as a result of a sale of all or substantially all of our assets, purchase of over 50% of our stock, or through merger, consolidation, corporate restructuring or otherwise.

The Severance Plan generally uses the following terms:

“Change of Control” means (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our shareholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets, or (4) the Board’s adoption of a plan of dissolution or liquidation for us.

“Involuntary Termination” means any termination of employment that occurs within two years following a Change of Control and which (1) is by us other than for cause (but excluding a termination due to the employee’s failure to accept comparable employment), or (2) is by the employee for Good Reason. An “Involuntary Termination” does not include: (a) a termination of the employee by us for cause, (b) a termination of the employee due to his death or disability, (c) a voluntary resignation by the employee other than for Good Reason, or (d) any termination of the employee by the employer as a result of the employee declining to accept an offer of comparable employment with a successor employer.

“Good Reason” means the occurrence of any of the following events after a Change of Control: (1) relocating the covered employee’s place of employment without his consent to a place that would constitute a material change in his place of employment 2) reducing the covered employee’s annual base salary or (3) a substantial reduction in the covered employee’s position or responsibilities. In certain circumstances, the occurrence of one of these events within six months prior to the Change of Control may be Good Reason.

The Severance Plan provides that if any payment made, or benefit provided, to or on behalf of a covered employee pursuant to the plan or otherwise (“Payments”) results in a covered employee being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (“Excise Tax”), we shall, as soon as administratively practicable, pay such covered employee an additional amount in cash (the “Additional Payment”) such that after payment by the covered employee of all taxes, including, without limitation, any taxes imposed on the Additional Payment, such Covered Employee retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by our independent certified public accounting firm.

Mr. Porter’s employment agreement contains a confidentiality provision applicable both during the term of his employment and following his termination of employment. Pursuant to the confidentiality provision, Mr. Porter agrees to hold in confidence and not disclose any confidential information about our business, except as required in the ordinary course of performing his employment duties with us. A breach of this confidentiality provision could result in a Reasonable Cause termination. Mr. Porter’s employment agreement further provides that, for a period of two years after his termination of employment with us for a reason other than Reasonable Cause (six months if terminated for Reasonable Cause). Mr. Porter shall not compete with us directly or indirectly.

Mr. Gerlich’s employment agreement provides that, unless specifically pre-approved by the CEO in writing, which approval may not be unreasonably withheld, Mr. Gerlich will not directly compete (as defined in the employment agreement) with us for a period of two years following his termination of employment.

DIRECTORS’ COMPENSATION FOR 2009

Effective July 1, 2008, non-employee directors received the following fees:

•	$2,000 per month, paid semi-annually;

•	An aggregate of $6,000 per year for each committee chairman; and

•	$1,000 for each meeting of the Board of Directors attended in person.

We also grant to our non-employee directors stock options and restricted common shares under our stock-based compensation plan in addition to their specified cash compensation to be paid as directors. These grants are, in part, to compensate our directors for the strict regulatory role in which they have to operate and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value.

The following table shows certain information about non-employee director compensation for the year ended December 31, 2009:

	Fees Earned or Paid in Cash	Option Awards (1)(2)	Common Shares (1)(3)	Total
Robert D. Penner	$35,000	$22,500	$93,900	$151,400
John R. Rooney	$16,000	$64,640	$101,900	$182,540
John M. Selser	$38,000	$22,500	$93,900	$154,400

(1)	The amounts shown in these columns represent the aggregate stock-based compensation expense to be incurred in the future, also known as “fair value” (prior to a deduction for estimated forfeitures) at the date of grant for stock option and restricted common shares grants received by non-employee directors during 2009.
(2)	The fair values of stock option awards are determined in accordance with SFAS 123R by using the Black-Scholes-Merton valuation model as of the date of grant and represent the total amounts of stock-based compensation expense to be recognized for financial reporting purposes. See Note 8 – “Equity Compensation Plans – Determining Fair Value of Stock Options” to our consolidated financial statements for the year ended December 31, 2009 contained in our 2009 Annual Report. At December 31, 2009, Messrs. Penner, Rooney and Selser held stock options to purchase an aggregate of 55,000, 40,000 and 75,000 common shares, respectively.
(3)	The fair values of restricted fair awards are determined in accordance with SFAS 123R and represent the total amounts of stock-based compensation expense to be recognized for financial reporting purposes. The fair value of restricted common shares is the closing price of the shares the day immediately preceding the date of grant times the number of common shares granted. At December 31, 2009, Messrs. Penner, Rooney and Selser held 47,500, 30,000 and 47,500 restricted common shares, respectively, subject to vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about the beneficial ownership of common shares by:

•	Each of our directors;

•	Each of our executive officers, as listed in the Summary Compensation Table, set forth under the “Executive Compensation”;

•	All of our executive officers and directors as a group; and

•	Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.

The table below is based upon information supplied by executive officers, directors, principal shareholders and from documents filed with the SEC. Applicable percentages are based on 50,407,642 common shares outstanding on April 14, 2010. To the knowledge of our directors and executive officers, as of April 14, 2010, no person, firm or corporation own, directly or indirectly, or exercise control or direction over voting securities carrying more than 5% of the voting rights attached to any class of our voting securities, except as indicated in the below. Unless otherwise indicated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all common shares reported as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Common Shares Outstanding
Our greater than 5% shareholders:

Chesapeake Energy Corporation	6,781,767	13.5%
6100 North Western Avenue, Oklahoma City, OK 73118

Palo Alto Investors, LLC	4,674,744	9.3%
470 University Avenue, Palo Alto, CA 94301

Our non-employee directors: (1)
Randolph C. Coley (2)	15,000	*
Robert D. Penner (3)	95,263	*
John R. Rooney (4)	55,000	*
John M. Selser (5)	110,638	*

Our executive officers: (1)
J. Russell Porter, President and Chief Executive Office (6)	970,404	1.9%
Michael A. Gerlich, Vice President and Chief Financial Officer (7)	487,173	1.0%

Our directors and executive officers, as a group (6 persons)	1,733,478	3.4%

*	Less than 1%.
(1)	The contact address for our directors and executive officers is 1331 Lamar Street, Suite 1080, Houston, Texas 77010.
(2)	As of April 14, 2010, Mr. Coley beneficially held 15,000 unvested restricted common shares.
(3)	As of April 14, 2010, Mr. Penner owned 1,263 common shares owned directly, beneficially held 60,250 unvested restricted common shares, and held stock options to purchase 33,750 common shares that currently are vested or will vest or be exercisable within 60 days of April 14, 2010 regardless of price.
(4)	As of April 14, 2010, Mr. Rooney beneficially held 45,000 unvested restricted common shares, and held stock options to purchase 10,000 common shares that currently are vested or will vest or be exercisable within 60 days of April 14, 2010 regardless of price.
(5)	As of April 14, 2010, Mr. Selser owned 1,263 common shares owned directly, beneficially held 60,625 unvested restricted common shares, and held stock options to purchase 48,750 common shares that currently are vested or will vest or be exercisable within 60 days of April 14, 2010 regardless of price.
(6)	As of April 14, 2010, Mr. Porter owned 349,154 common shares owned directly, beneficially held 376,250 unvested restricted common shares, and held stock options to purchase 245,000 common shares that currently are vested or will vest or be exercisable within 60 days of April 14, 2010 regardless of price.
(7)	As of April 14, 2010, Mr. Gerlich owned 58,840 common shares owned directly, beneficially held 243,333 unvested restricted common shares, and held stock options to purchase 185,000 common shares that currently are vested or will vest or be exercisable within 60 days of April 14, 2010 regardless of price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Palo Alto Investors, LLC

On January 12, 2010, we entered into an agreement with Palo Alto Investors, LLC and certain of its affiliates (collectively, “Palo Alto”) with respect to certain governance matters of the Company. Palo Alto is an investment advisory firm that, as of January 12, 2010, owned or exercised control or direction over 4,674,744 common shares, which at such time represented approximately 9.3% of our outstanding common shares.

Pursuant to the agreement, we agreed that no later than January 15, 2010, the Board would appoint a new independent director to the Board and to the Nomination Committee. We also agreed that the Board would authorize an increase in the size of the Board to six directors, subject to approval by the shareholders at the Annual Meeting, and take all actions necessary to cause one additional new independent director to be recommended by the Nomination Committee to the shareholders for election at the Annual Meeting. We further agreed that no later than January 15, 2010 the Board and our management would cause the positions of Chief Executive Officer and Chairman of the Board to be held by different individuals and to take all actions necessary to amend our Bylaws to prohibit any one person from holding both positions concurrently.

The parties’ rights and obligations under the agreement will terminate upon the earlier to occur of: (i) December 31, 2010; (ii) the date 90 days following the date on which Palo Alto and its affiliates own shares of any class of our capital stock that are then entitled to vote generally in the election of directors that represent, in the aggregate, 5.0% or less of the Company’s then-outstanding common shares, provided that such ownership has remained at or below 5.0% for the entire 90-day period; (iii) the date that the Board publicly announces its intention to solicit a proposal for (a) the merger, consolidation, amalgamation, arrangement, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (other than any such transaction where the Company is the surviving person or immediately after such transaction the former shareholders of the Company own a majority of the equity interest of the surviving person), (b) the sale or issuance of more than 50% of the capital stock of the Company or its subsidiaries, (c) the sale of more than 50.0% of the assets or businesses of the Company and its subsidiaries (each a “Sale Proposal”), or (d) publicly approves or recommends to the Company’s shareholders their approval of, or their conveyance of any Voting Securities pursuant to, any Sale Proposal; (iv) the date that the Company has entered into a letter of intent, agreement in principle, definitive agreement, or any similar agreement with any party (other than a customary confidentiality agreement) with respect to a Sale Proposal; or (v) the date that any person or group shall have acquired or announced its intention to acquire, including by commencement of a tender offer or exchange offer, beneficial ownership of more than 50.0% of the Voting Securities.

Pursuant to the agreement, on January 13, 2010, the Board appointed Randolph C. Coley as a director and a member of each of the Audit, Nomination and Corporate Governance Committees of the Board, and he was subsequently appointed to the Remuneration and Reserve Committees. Mr. Coley has been nominated to stand for election at the Annual Meeting, and the Nomination Committee has also named Floyd R. Price as an additional director to stand for election at the Annual Meeting pursuant to the agreement.

Chesapeake Energy Corporation

On November 4, 2005, November 11, 2006 and May 23, 2007, Chesapeake Energy Corporation (“Chesapeake”) acquired 5,430,328, 1,000,000 and 351,439 common shares, respectively, in private placement transactions. Chesapeake has the right, with certain exceptions, to maintain its percentage ownership of us, on a fully diluted basis, by participating in future stock issuances and has the right to have an observer present at meetings of the Board. As of April 14, 2010, Chesapeake owned 6,781,767, or 13.5%, of our outstanding common shares.

Policies Relating to Related Party Transactions

Our written policy or procedure for the review, approval or ratification of related party transactions is set forth in the Terms of Reference for the Audit Committee. The Audit Committee reviews and approves all related party transactions. In the course of its review, the Audit Committee considers the nature of the transactions and the costs to be incurred by us or payments to us; an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to us from unrelated parties; the business advantage we would gain by engaging in the transaction; and an analysis of the significance of the transaction to us and to the related party. As a matter of course, any Audit Committee member that cannot be viewed as independent will withhold his vote, declaring his interest in the transaction. A vote of a majority of the remaining members is required to approve a related party transaction.

LEGAL PROCEEDINGS

We are a party to various litigation matters arising out of the normal course of business. The ultimate outcome of the matters discussed below cannot presently be determined, nor can the liability that could potentially result from an adverse outcome be reasonably estimated at this time. The following litigation matter relates to a related party and is summarized below.

Navasota Resources L.P. (“Navasota”) vs. First Source Texas, Inc., First Source Gas L.P. (now Gastar Exploration Texas LP) and Gastar Exploration Ltd. (Cause No. 0-05-451) District Court of Leon County, Texas 12th Judicial District. This lawsuit, dated October 31, 2005, contends that the Company breached Navasota’s preferential right to purchase 33.33% of the Company’s interest in certain natural gas and oil leases located in Leon and Robertson Counties and sold to Chesapeake Energy Corporation pursuant to a transaction closed November 4, 2005. The preferential right claimed is under an operating agreement dated July 7, 2000. The Company contends, among other things, that Navasota neither properly nor timely exercised any referential right election it may have had with respect to the inter-dependent Chesapeake transaction. In July 2006, the District Court of Leon County, Texas issued a summary judgment in favor of the Company and Chesapeake. Navasota filed a Notice of Appeal to the Tenth Court of Appeals in Waco. Oral argument was heard on September 26, 2007 and the Court of Appeals issued its opinion on January 9, 2008 reversing the trial court’s rulings, rendering judgment in favor of Navasota on its claims for breach of contract and specific performance, and remanding the case for further proceedings on Navasota’s other counts, which include claims for suit to quiet title, trespass to try title, tortious interference with contract, conversion, money had and received, and declaratory relief. The Company and Chesapeake filed a motion for rehearing on February 6, 2008, which was denied on March 18, 2008. The Company and Chesapeake filed a joint Petition for Review in the Texas Supreme Court on May 13, 2008. On August 28, 2008, the Texas Supreme Court requested briefing on the merits. On January 9, 2009, the Texas Supreme Court denied the Petition for Review. On January 26, 2009, the Company and Chesapeake jointly filed a motion for rehearing in the Texas Supreme Court on its denial of the Petition for Review. On April 24, 2009, the Texas Supreme Court denied the Petition for Review.

Pursuant to a provision in the November 4, 2005 Purchase and Sale and Exploration Development Agreement with Chesapeake, Chesapeake acknowledged the existence of the Navasota lawsuit and claims and further agreed that if Navasota were to prevail on its claims, that Chesapeake would convey the affected interests it purchased from the Company to Navasota upon receipt of the purchase price and/or other consideration paid by Navasota. Therefore, the Company believes that Navasota’s exercise of its rights of specific performance should impact only Chesapeake’s assigned leasehold interests. However, in December 2008, Chesapeake stated to the Company that if the Texas Supreme Court were not to reverse the decision of the Tenth Court of Appeals, Chesapeake would seek rescission of the 2005 transaction and restitution of consideration paid, indicating that Chesapeake might assert such rescission and restitution as to the November 4, 2005 Purchase and Sale and Exploration Development Agreement; a November 4, 2005 Exploration and Development Agreement; and a November 4, 2005 Common Share Purchase Agreement. In its December 2008 communication, Chesapeake did not identify particular sums as to which it might seek restitution, but amounts paid to the Company in connection with the 2005 transaction could be asserted to include the $76.0 million paid by Chesapeake for the purchase of 5.5 million common shares as part of the transaction in 2005 and/or other amounts. Chesapeake has amended its Answer to include cross-claims and counterclaims, including a claim for rescission.

On or about June 9, 2009, Navasota filed and served its Fourth Amended Petition, essentially re-pleading its previously-asserted claims against the Company and Chesapeake. Navasota has exercised its rights of specific performance, and Chesapeake assigned leases to Navasota in July 2009.

In addition, while the Navasota Resources litigation is pending, it is possible that expenditures incurred, or authorizations for proposed expenditures, for drilling activities on leases which include the disputed interest may remain unpaid or not be authorized by the non-operators asserting competing ownership rights, which could require the Company to either fund a disproportionate amount of drilling costs at its own risk or postpone its drilling program on affected leases. The Company intends to vigorously defend all claims asserted in the suit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such reports, we believe that all such filing requirements were complied with during the fiscal year ended June 30, 2003 except as follows:

At our 2009 annual meeting of shareholders held on June 4, 2009, John R. Rooney was elected a director, which required that a “Form 3” be filed with the SEC no later than June 14, 2009. Mr. Rooney’s Form 3 was filed on June 23, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2009, the Compensation Committee of the Board, which we refer to as the Remuneration Committee, was comprised of three independent directors: Messrs. Penner (Chairman), Rooney and Selser. None of these directors who served on the Remuneration Committee during 2009 is or has ever served as one of our officers or employees. None of our executive officers serves or has served as a director or member of a board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on our Board or Remuneration Committee.

BOARD ROLE IN OVERSIGHT OF RISK MANAGEMENT

The Board is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board. In particular, the Audit Committee is charged with oversight of our risks relating to finance, legal, regulatory and accounting compliance, and is updated at least quarterly on our compliance with internal controls. The Board satisfies its oversight responsibility through full reports by each Committee Chairman regarding the Committee’s considerations and actions, as well as through reports from officers responsible for oversight of our particular risks. In addition, we have internal audit systems in place to review adherence to established policies and procedures.

INDEPENDENT ACCOUNTANTS, FEES AND POLICIES

The Board has determined, upon the recommendation and approval of the Audit Committee, to appoint BDO Seidman, LLP, as our independent registered public accounting firm for the year ending December 31, 2010.

During the two years ended December 31, 2008 and 2009, there were no disagreements between us and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to BDO Seidman, LLP’s satisfaction, would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreement in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent years ended December 31, 2009 and 2008 and subsequent interim periods to the date hereof.

Representatives of BDO Seidman, LLP has been and are expected to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Summary of Audit Fees

Aggregate fees billed for professional services rendered to us by BDO Seidman, LLP, our principal independent registered public accounting firm for the years ended December 31, 2009 and 2008 were:

	For the Year Ended December 31,
	2009	2008
	(in thousands)
Audit fees	$464	$513
Other audit fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$464	$513

The audit fees for the years ended December 31, 2009 and 2008 were primarily for professional services rendered in connection with the audit of our consolidated financial statements; fees related to the issuance of our $25.0 million term loan in February 2009 and the sale of common shares in May 2009; fees related to our compliance with the Sarbanes-Oxley Act of 2002; and services rendered in connection with quarterly reviews of financial statements and various documents filed with various governmental agencies.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE 2010 ANNUAL MEETING

Proposal 1. Fixing the Number of Directors at Six (6)

Our Bylaws require that our shareholders fix the number of directors on the Board for the following year. The Board was fixed by the shareholders at five (5) members at our 2009 annual meeting of shareholders. The Nomination Committee has recommended six (6) for election to the Board at the Annual Meeting. Our Amended and Restated Articles of Incorporation provide that the Board be comprised of a minimum of three (3) and a maximum of fifteen (15) members. Accordingly, a proposal to fix the number of members of the Board at six (6) is being presented to our shareholders for approval at the Annual Meeting.

As discussed in more detail under the heading “Certain Relationships and Related Transactions – Palo Alto Investors, LLC” on page 32 of this Proxy Statement, Mr. Price has been nominated for election and Mr. Coley was named to the Board in January 2010 and has been nominated for re-election pursuant to an agreement dated January 12, 2010 between the Company and Palo Alto Investors, LLC, an investment advisory firm that, as of January 12, 2010, owned or exercised control or direction over approximately 9.3% of our outstanding common shares. Pursuant to the agreement, we were obligated to appoint a new independent director to the Board and to the Nomination Committee by January 15, 2010 and were further obligated to recommend the approval of an increase in the size of the Board to six (6) directors and, in connection therewith, the election of one additional new independent director to be recommended by the Nominating Committee for election at the Annual Meeting.

The affirmative vote of a majority of the votes cast in person or by proxy is required to fix the Board at six (6) members.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO FIX THE NUMBER OF MEMBERS OF THE BOARD AT SIX.

Proposal 2. Election of the Board

As of the Record Date, the Board consists of five directors and the term of each director currently serving on the Board will expire on the date of the Annual Meeting. Based upon the recommendation of the Nomination Committee, Messrs. Porter, Penner, Rooney, Selser and Coley have been nominated for re-election to the Board at this Annual Meeting. Subject to the shareholders’ approval of Proposal 1, the Nomination Committee has also recommended the nomination of Floyd R. Price as an additional director to stand for election as a director at the Annual Meeting.

If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Once elected, our directors hold office until our next annual meeting of shareholders, until successors are elected and qualified or until their earlier resignation of removal.

As discussed in more detail under the heading “Corporate Governance” on page 7 of this Proxy Statement, the Board considers several qualifications, characteristics and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating and Corporate Governance Committees review the particular experiences, qualifications, attributes or skills that caused the Nomination and Corporate Governance Committees and the Board to determine that the person should serve as one of our directors. The biographies of each of the nominees below contain information as of April 14, 2010 regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and information regarding involvement in certain legal or administrative proceedings over the past 10 years, if applicable. They also highlight the particular experiences, qualifications, attributes or skills that caused the Nomination and Corporate Governance Committees and the Board to conclude that the person should serve as a director of the Company.

J. Russell Porter, 48, has been a member of our Board and has served as our President and Chief Executive Officer since February 2004. From August 2006 until January 2010, he also served as Chairman of the Board. From September 2000 to February 2004, he served as our Chief Operating Officer. Mr. Porter has an energy focused background, with approximately 19 years of natural gas and oil exploration and production experience and five years of banking and investment experience specializing in the energy sector. From April 1994 to September 2000, Mr. Porter served as an Executive Vice President of Forcenergy, Inc., a publicly traded exploration and production company, where he was responsible for the acquisition and financing of the majority of its assets across the United States and Australia. He currently is a director of Caza Oil & Gas, Inc., a publicly traded exploration and development company listed on the Toronto Stock Exchange and the London AIM exchange. He also is a member of the Board of Directors of Stallion Oilfield Holdings, Inc., a private Delaware corporation that owns Stallion Oilfield Services, a private oilfield service company. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Porter holds a Bachelor of Science degree in Petroleum Land Management from Louisiana State University and a MBA from the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill. Mr. Porter was chosen as a director nominee because he is the Company’s Chief Executive Officer and has proven management skills. He has extensive knowledge of the natural gas and oil industry and experience in managing natural gas and oil assets and, as well as relationships with chief executives and other senior management of natural gas and oil companies and oilfield service companies throughout the United States. Mr. Porter actively participates in all facets of the Company’s business and has a significant impact on both its business strategy and daily operations.

Randolph C. Coley, 63, was appointed to the Company’s Board January 2010. Mr. Coley currently is retired and has been since the end of 2008. From 1999 until his retirement at the end of 2008, Mr. Coley was a partner in the Houston, Texas office of the law firm, King & Spalding LLP, where his practice was concentrated in the areas of corporate and securities law. Previously, he served as Executive Managing Director and Head of Investment Banking for Morgan Keegan & Company, Inc. and was a partner in King & Spalding LLP’s Atlanta office. He is a director of Deltic Timber Corporation, a publicly-traded natural resources company engaged primarily in the growing and harvesting of timber and the manufacture and marketing of lumber, a position he has held since 2007. Additionally, he is a member of the audit, nominating and corporate governance committees of that organization. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Coley earned his undergraduate degree from Vanderbilt University and graduated with a law degree from Vanderbilt School of law. Mr. Coley was chosen as a director nominee because of his extensive business and legal background and his keen understanding of various corporate governance matters that he has attained through his representation of and service on other public company boards.

Robert D. Penner, 66, became a member of our Board effective July 2007. Mr. Penner currently is and has been an independent consultant since 2004, when he retired from his position as a senior partner with KPMG, after a career of advising public and private clients on tax and accounting matters for almost 40 years. He currently serves on the Board for Sustainable Energy Technologies Ltd., a manufacturer and seller of electronic components for grid-connected solar power systems; and Corridor Resources Ltd, Storm Cat Energy Corporation, Terra Energy Corp. and Altima Resources Ltd. (successor company to Unbridled Energy Corporation), each involved in the exploration, development and production of natural gas and oil. Additionally, he serves on the Board of Directors or as Executor/Trustee for several private companies and family trusts. Mr. Penner received his Chartered Accountant designation in 1971 in Manitoba and 1977 in Alberta. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Penner was chosen as a director nominee because of the keen understanding of finance, accounting and various corporate governance matters that he has attained through his career with KPMG and service on other public company boards.

Floyd R. Price, 61, has been recommended by the Nomination Committee to stand for election to the Board at the Annual Meeting. Mr. Price currently is retired and has been since November 2009 when he retired from Apache Corporation, where he served as Executive Vice President and exploration officer of Apache. Previous positions at Apache included Executive Vice President – Eurasia, Latin America and New Ventures (2004 – 1999); Executive Vice President – Canada (1993), President of Apache Canada Ltd. (1999 – 2004); and as President of Apache’s

international, exploration and production subsidiaries (1995 – 1999). He held various other management positions with Apache from 1990 to 1995. Mr. Price is a member of the American Association of Petroleum Geologists and serves on the Board of Trustees for the American Geological Institute Foundation. He has held no directorship positions in publicly-traded companies during the last five years. Mr. Price holds a Bachelors of Arts degree in Geology from Rutgers College and a Masters of Science degree in Geology from the University of Michigan.

John R. Rooney, 53, was elected to our Board in 2009 at our annual meeting of shareholders and has served as Chairman of the Board since January 2010. He is President and Chief Executive Officer of Northern Blizzard Resources Inc., private natural gas and oil exploration company, a position he has held since 2009. From January 2007 until April 2009, he served as Chief Executive Officer and Director of Tusk Energy Corporation, a publicly-traded Canadian company engaged in natural gas and oil acquisitions, exploration, development and production. Prior thereto Mr. Rooney served as President, Chief Executive Officer and a director of Zenas Energy Corp. from August 2005 to January 2007; as President, Chief Executive Officer and a director of Blizzard Energy Inc. from December 2002 to July 2005; as Vice President and Chief Financial Officer and then President and Chief Executive Officer of Equatorial Energy Inc. from May 1999 to June 2002. Mr. Rooney is a director of Western Energy Services, a public oil services company, Tuscany International Drilling Inc, a public oil services company, Caza Oil & Gas Inc., a public natural gas and oil exploration company and Export Development Canada (a crown corporation). Within the last five years, he has served as a director of Tusk Energy Inc., Saxon Energy Services, Zenas Energy Inc. He is a Chartered Accountant and a Chartered Business Valuator. Mr. Rooney holds a Bachelor of Arts degree in Economics from University of Western Ontario. Mr. Rooney was chosen as a director nominee because he brings valuable perspective and industry-specific business knowledge and managerial experience to the Board. The knowledge and experience he has attained through his service on other public company boards also enables him to provide a keen understanding of various corporate governance matters.

John M. Selser, 51, became a member of our Board effective March 30, 2007. He is a member of IBERIA Capital Partners LLC, an investment banking and capital markets subsidiary of IBERIA Bank Corporation, and is also a part-time instructor of finance at Louisiana State University. From 2003 until 2009, he was a partner at Maple Leaf Partners, a Baton Rouge, Louisiana based hedge fund. From 1992 to 2003, he also was an energy equity analyst for several sell-side firms. From 1984 to 1991, Mr. Selser was a petroleum engineer for major oil companies in various domestic drilling, production and reservoir engineering assignments. He has held no directorship positions in publicly-traded companies during the last five years other than that of Gastar. Mr. Selser holds a Bachelor of Science in both Civil Engineering and Petroleum Engineering from Louisiana State University, Baton Rouge, Louisiana and a Masters of Business Administration from Tulane University, New Orleans, Louisiana. Mr. Selser was chosen as a director nominee because of his significant finance experience as well as his prior engineering and exploration and production experience, which provides an meaningful perspective in the Board’s oversight of the Company’s execution of its long-term business strategy.

Messrs. Porter, Coley, Price and Selser are citizens of and reside in the United States. Messrs. Penner and Rooney are citizens of and reside in Canada. There are no family relationships between any of our directors, executive officers or persons nominated to be a director. The Board has determined that the nominees for election to our Board, with the exception of Mr. Porter, have no material relationship with us (either directly or as partners, shareholders or officers of an organization that has a relationship with us) and are independent within the meaning of the NYSE Amex and National Instrument 58-101 director independence standards. Mr. Porter, as our President and Chief Executive Officer, is not considered to be independent.

With respect to the election of directors, the six director nominees who receive the greatest number of votes cast by the holders of common shares present in person or by proxy and entitled to vote shall be elected as directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Proposal 3.	Approval and ratification by ordinary resolution of an amendment to our Bylaws, which now requires that the positions of Chairman and Chief Executive Officer be held by separate individuals.

In January 2010, we separated the positions of Chairman of the Board and Chief Executive Officer and our Board approved amendments to our Bylaws to effect and require the same, as set forth below. Accordingly, we are seeking shareholder ratification of an amendment to our Bylaws to prohibit any one person from holding the positions of both Chairman of the Board and Chief Executive Officer concurrently. For more information regarding the reasons for and general effect of the proposed amendment, see “Corporate Governance – Board Composition and Leadership Structure” on page 9 and “Certain Relationships and Related Transactions – Palo Alto Investors, LLC” on page 32.

Form of Amendment. Based on the foregoing discussion, the Board requests that shareholders approve the amendment of Subsection 5 of Section VI of the Bylaws to read as follows:

“5. Chairperson of the Board

If appointed and present at the meeting, the Chairperson of the Board presides at all meetings of Directors, Committees of Directors and, in the absence of the President, at all meetings of Shareholders. The Chairperson of the Board must be a director and must not concurrently hold the office of Chief Executive Officer of the Corporation.”

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve the foregoing amendment to the Bylaws.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AMENDING OUR BYLAWS TO PROHIBIT ANY ONE PERSON FROM HOLDING THE POSITIONS OF BOTH CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER CONCURRENTLY.

Proposal 4.	Ratification of the Appointment of BDO Seidman, LLP, as our Independent Registered Public Accounting Firm, for the year ending December 31, 2010.

On March 11, 2010, the Audit Committee recommended and approved the appointment of BDO Seidman, LLP, as our independent registered public accounting firm, for the year ending December 31, 2010. BDO Seidman, LLP served as our independent registered public accounting firm during the year ended December 31, 2009. See “Independent Accountants, Fees and Policies” on page 35. We are seeking shareholder ratification of such appointment. If the shareholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Unless otherwise directed, it is management’s intention to vote the proxies in favor of an ordinary resolution to ratify the appointment of the firm of BDO Seidman, LLP as our independent registered public accounting firm.

The affirmative vote of a majority of the votes cast in person or by proxy is required to ratify the appointment of BDO Seidman, LLP.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE FIRM OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC called “householding”. Under this procedure, shareholders of record who have the same address will receive only one copy of the proxy material unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs and postage fees. Shareholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate copy of the proxy materials (including with respect to those materials that may be delivered to shareholders in connection with future annual or special meetings of shareholders) should contact us by written notification to our corporate offices at 1331 Lamar Street, Suite 1080, Houston, Texas 77010 or by telephone at 713/739-1800, and upon receipt of such request, we will promptly provide a separate copy of the proxy materials. Shareholders who currently receive multiple copies of the proxy materials at their shared address and would like to request “householding” of their communications should notify us of the same at the contact information set out above.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder who wishes to submit a proposal for inclusion in the proxy materials for our annual meetings must comply with the requirements of Rule 14a-8 under the Exchange Act. Under Rule 14a-8, such proposal must be submitted to our Secretary at the address indicated on the cover page of this Proxy Statement, so that the Secretary receives it no later than December 31st of the year that the annual meeting is held (assuming that it is held in June of that year). However, if the date of the 2011 annual meeting of shareholders is changed by more than 30 days from June 3, 2011, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the shareholders in our public filings.

ADDITIONAL INFORMATION

Additional information relating to us is and filed with the SEC at www.sec.gov and is available on SEDAR at www.sedar.com. Shareholders may contact us at 1331 Lamar Street, Suite 1080, Houston Texas 77010 to request at no charge copies of our 2009 Form 10-K, which includes our financial statements for the year ended December 31, 2009.

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Appendix A

GASTAR EXPLORATION LTD.

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

TERMS OF REFERENCE

Composition

1.	The Audit Committee (“Committee”) will be comprised of no less than three directors of Gastar Exploration Ltd. (the “Company”), all of whom must be independent and qualify as a member under the applicable securities rules. Unless waived, 24 hour notice must be given. Quorum of meetings shall be a majority of members. Meetings may be by telephone or in person.

2.	The length of term to be served by directors on the Committee will be determined by the Board of Directors of the Company, giving consideration to the benefits of periodic rotation of Committee membership.

3.	One of the members will be appointed Chairman of the Committee by the Board of Directors.

4.	A secretary to the Committee will be appointed by the Chairman of the Committee. The Secretary of the Committee may or may not be a member of the Committee.

5.	With the approval of the Board of Directors, the Committee may retain persons having special expertise to assist the Committee in fulfilling its responsibilities.

Responsibilities

1.	The responsibilities which the Committee is required to satisfy itself of, on behalf of the Board of Directors, are to:

(a)	Recommend to the Board of Director:

(i)	The external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and

(ii)	The compensation of the external auditor.

(b)	Oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between the management and external auditor regarding financial reporting.

(c)	Pre-approve all non-audit services to be provided to the Company or to its subsidiaries by the Company’s external auditor.

(d)	Ensure that the Company’s annual financial statements are fairly presented in accordance with generally accepted accounting principles and to recommend to the Board of Directors whether the annual financial statements should be approved.

(e)	Ensure that the information contained in the following financial publications is not significantly incomplete, misleading or erroneous:

(i)	Annual report to shareholders.

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(ii)	Management Discussion and Analysis (“MD&A”).

(iii)	Annual Report on Form 10-K.

(iv)	Quarterly Financial Information.

(v)	Prospectuses.

(f)	Review the Company’s financial statements, MD&A and annual and interim earnings press releases before the Company publicly discloses this information.

(g)	Ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in subsection (e), and periodically assess the adequacy of those procedures.

(h)	Ensure that there are established procedures for:

(i)	The receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters.

(ii)	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(i)	Review and approves the Company’s policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer.

(j)	Ensure that the Company has implemented appropriate systems of internal control over financial reporting, and appropriate systems of internal control to ensure compliance with legal, regulatory and ethical requirements.

(k)	Review and approve all related party transactions by inter alia, considering: the nature of the related party transactions and the costs to be incurred by the Company or payments to the Company; an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties; the business advantage to be gained by engaging in the transaction; and an analysis of the significance of the transaction to the Company and to the related party. Any Audit Committee member that cannot be viewed as independent will withhold his vote, declaring his interest in the transaction. A vote of a majority of the remaining members is required to approve a related party transaction.

Meetings

1.	The Committee will meet at least four times per year. The meetings will be scheduled to permit timely review of the interim and annual financial statements and for meetings with the external auditors, prior to a submission of observation and recommendations to the Board. Additional meetings may be held as deemed necessary by the Chairman of the Committee or as requested by any member or the external auditors.

Reporting

1.	The minutes of all meetings of the Committee, signed by the Chairman of the Committee and the Secretary to the Committee, are to be provided to the Board of Directors. Oral reports on recent matters not yet minuted are to be provided to the Board of Director by the Chairman of the Committee.

2.	Supporting schedules and information reviewed by the Committee will be available for examination by any director upon request to the Chairman or Secretary of the Committee.

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GASTAR EXPLORATION LTD.

(the “Corporation”)

2010 NI 51-102 Request Form

TO REGISTERED HOLDERS AND BENEFICIAL OWNERS OF SECURITIES:

National Instrument 51-102 requires that the Corporation send annually to the registered holders and beneficial owners of its securities a request form to allow the security holders to elect to receive a copy of the Corporation’s financial statements. If you wish to receive the Corporation’s financial statements or other selective security holder communications, please complete and return this form.

Please note that this request form will be mailed each year and both registered and beneficial security holders must return this form each year to remain on the Corporation’s distribution list.

TO:	Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Investor Relations

The undersigned security holder of the Corporation hereby elects to receive:

☐	(A) Annual financial statements and MD&A of the Corporation, or

☐	(B) Interim financial statements and MD&A of the Corporation, or

☐	(C) Both (A) and (B), as described above.

NAME: (Please print)

ADDRESS:

SIGNATURE:		DATE:
I certify that I am a security holder of the Corporation

The financial statements and all public filings are available on the Internet at www.sedar.com with information also available at www.gastar.com. By using the Internet, shareholders can have faster access to information, reduce Gastar Exploration Ltd. costs and help preserve our environment.

ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF

GASTAR EXPLORATION LTD.

June 3, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement, the 2009 Annual Report on Form 10-K

and a Proxy Card are available at - www.gastar.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20633030000000000000 0	060310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 1, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
Proposal 2: Elect six (6) members to the Board of Directors.		Proposal 1:	Fix the number of Board of Directors at six (6) members.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHOUT AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See Instructions below)	NOMINEES: O J. Russell Porter O Randolph C. Coley O Robert D. Penner O Floyd R. Price O John R. Rooney O John M. Selser	Proposal 3:	Approve and ratify, by ordinary resolution, an amendment to our Bylaws, which requires that the positions of Chairman and Chief Executive Officer be held by separate individuals;	☐	☐	☐
		Proposal 4:	Ratify the appointment of BDO Seidman, LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2010.	☐	☐	☐

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxyholder will have authority to vote FOR Proposals 1, 3 and 4 and FOR all the nominees listed in Proposal 2.

At the said discretion of the said proxyholder, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This Instrument of Proxy is solicited on behalf of the management of the Company. Each shareholder has the right to appoint a proxyholder other than those designated above, who need not be a shareholder, to attend and act for him and on his behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder’s appointment should be legibly printed in the blank space provided. Such shareholder should notify the nominee of his appointment, obtain his consent to act as proxy and should instruct him on how the shareholder shares are to be voted.

This Instrument of Proxy must be dated and executed by the shareholder or dated and executed by the shareholder’s attorney on behalf of the shareholders if such shareholder’s attorney is authorized in writing, to do so. If executed by the shareholder’s attorney, proof of written authorization must be attached to this Instrument of Proxy.

THE UNDERSIGNED HEREBY revokes any proxies previously given.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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	1.	This Instrument of Proxy will not be valid and will not be acted upon or voted unless it is completed as outlined herein and delivered to the Company, care of the offices of American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219, at least twenty-four (24) hours excluding Saturdays, Sundays and holidays, before the time set for the Meeting or any adjournment or postponement thereof.

	2.	If the shareholder is an individual, this Instrument of Proxy must be executed by the shareholder or his attorney with written shareholder approval.

	3.	If the shareholder is a corporation, this Instrument of Proxy must be executed under corporate seal or by a duly authorized officer or attorney of the corporation.

	4.	Persons signing as executors, administrators, trustees, etc. should so indicate and give their full title as such.

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GASTAR EXPLORATION LTD.

INSTRUMENT OF PROXY

FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF THE SHAREHOLDERS

TO BE HELD THURSDAY, JUNE 3, 2010

The undersigned shareholder of Gastar Exploration Ltd. (the “Company”), hereby appoints J. Russell Porter, President and Chief Executive Officer of the Company, or failing him, Michael A. Gerlich, Vice President and Chief Financial Officer of the Company, or instead of any of the foregoing,                                          as proxyholder of the undersigned at the Annual General and Special Meeting of the Shareholders (the “Annual Meeting”), to be held on Thursday, June 3, 2010, and at any adjournments or postponements thereof, and at any ballot that may take place in consequence thereof to the same extent and with the same powers as if the undersigned were personally present at the Annual Meeting with authority to vote at the said proxyholders direction, except as otherwise specified below.

Without limiting the general powers hereby conferred, the undersigned hereby directs the said proxyholder to vote the shares represented by this instrument of proxy in the following manner:

(Continued and to be signed on the reverse side)

¢		14475	¢